Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

OceanTech Acquisitions I Corp.,
as the Purchaser,

OceanTech Merger Sub, Inc.,
as Merger Sub 1,

OceanTech Merger Sub 2, LLC,
as Merger Sub 2,

OceanTech Acquisitions I Sponsors LLC,
in the capacity as the Purchaser Representative,

Jeffrey H. Coats,
in the capacity as the Company Representative,

and

Majic Wheels Corp.,
as the Company,

Dated as of November 15, 2022

TABLE OF CONTENTS

Page

Article I MERGER		3
1.1	Merger	3
1.2	Effective Time	3
1.3	Effect of the Merger	4
1.4	Tax Treatment	4
1.5	Certificate of Incorporation and Bylaws	4
1.6	Directors and Officers	5
1.7	Pre-Closing Company Securities Matters	5
1.8	Merger Consideration	5
1.9	Management Earnouts	6
1.10	Sponsor Earnouts	8
1.11	Additional Provision in Respect of Earnout Shares	8
1.12	Notwithstanding the foregoing Section 1.8 through Section 1.10:	8
1.12	Earnout Statement	9
1.13	Conversion of Company Stock	10
1.14	Treasury Stock	10
1.15	Rights Cease to Exist	10
1.16	Dissenting Shares	10
1.17	Surrender of Company Stock and Disbursement of Closing Merger Consideration	11
1.18	Effect of Transaction on Merger Sub Stock	12
1.19	Taking of Necessary Action; Further Action	12
1.20	Appraisal and Dissenter’s Rights	13
1.21	Amended Purchaser Certificate of Incorporation	13

Article II CLOSING		14
2.1	Closing	14

Article III REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUBs		14
3.1	Organization and Standing	14
3.2	Authorization; Binding Agreement	14
3.3	Governmental Approvals	15
3.4	Non-Contravention	15
3.5	Capitalization	16
3.6	SEC Filings, Purchaser Financials, and Listings	18
3.7	Absence of Certain Changes	19
3.8	Compliance with Laws	20
3.9	Actions; Orders; Permits	20
3.10	Taxes and Returns	20
3.11	Employees and Employee Benefit Plans	22
3.12	Properties	22
3.13	Material Contracts	22
3.14	Transactions with Affiliates	22
3.15	Business Activities	23
3.16	Investment Company Act; JOBS Act	23
3.17	Finders and Brokers	23
3.18	Ownership of Stockholder Closing Merger Consideration	23
3.19	Certain Business Practices	23
3.20	Insurance	24
3.21	Purchaser Trust Account	24
3.22	Independent Investigation	25
3.23	Litigation	25
3.24	Lock-Up Agreements	25
3.25	No Undisclosed Liabilities	25

i

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		26
4.1	Organization and Standing	26
4.2	Authorization; Binding Agreement	26
4.3	Capitalization	27
4.4	Subsidiaries	28
4.5	Governmental Approvals	28
4.6	Non-Contravention	28
4.7	Financial Statements	29
4.8	SEC Filings	30
4.9	Absence of Certain Changes	31
4.10	Compliance with Laws	31
4.11	Company Permits	31
4.12	Litigation	31
4.13	Material Contracts	32
4.14	Intellectual Property	34
4.15	Taxes and Returns	37
4.16	Real Property	39
4.17	Personal Property	39
4.18	Title to and Sufficiency of Assets	39
4.19	Employee Matters	40
4.20	Benefit Plans	41
4.21	Environmental Matters	43
4.22	Transactions with Related Persons	44
4.23	Insurance	45
4.24	Books and Records	45
4.25	Certain Business Practices	45
4.26	Compliance with Privacy and Information Security Laws, Privacy Policies and Certain Contracts	46
4.27	Investment Company Act	47
4.28	Finders and Brokers	47
4.29	No Undisclosed Liabilities	48
4.30	Regulatory Compliance	48
4.31	Additional Intellectual Property and IT Security Representations	49
4.32	Independent Investigation	50
4.33	Information Supplied	50
4.34	Disclosure	51

Article V COVENANTS		51
5.1	Access and Information	51
5.2	Conduct of Business of the Company	52
5.3	Conduct of Business of the Purchaser; Extension Payment; Capital Investment	55
5.4	Annual and Interim Financial Statements	59
5.5	Purchaser Public Filings	59
5.6	Restrictive Covenants	59
5.7	No Trading	60
5.8	Notification of Certain Matters	61
5.9	Efforts	61
5.10	Tax Matters	63
5.11	Further Assurances	63
5.12	The Registration Statement	64
5.13	Company Stockholder Meeting	66
5.14	Public Announcements	66
5.15	Confidential Information	67
5.16	Documents and Information	68
5.17	Post-Closing Board of Directors and Executive Officers	69
5.18	Reserved	69
5.19	Trust Account Proceeds	69
5.20	RSU Incentive Plan	70
5.21	Pipe Investment	71

Article VI NO SURVIVAL		72
6.1	No Survival	72

Article VII CLOSING CONDITIONS		72
7.1	Conditions to Each Party’s Obligations	72
7.2	Conditions to Obligations of the Company	73
7.3	Conditions to Obligations of the Purchaser	75
7.4	Frustration of Conditions	77

Article VIII TERMINATION AND EXPENSES		77
8.1	Termination	77
8.2	Effect of Termination	78
8.3	Fees and Expenses	79

Article IX WAIVERS AND RELEASES		79
9.1	Waiver of Claims Against Trust	79

Article X MISCELLANEOUS		80
10.1	Notices	80
10.2	Binding Effect; Assignment	81
10.3	Third Parties	81
10.4	Arbitration	82
10.5	Governing Law; Jurisdiction	82
10.6	WAIVER OF JURY TRIAL	83
10.7	Specific Performance	83
10.8	Severability	83
10.9	Amendment	83
10.10	Waiver	83
10.11	Entire Agreement	84
10.12	Interpretation	84
10.13	Counterparts	85
10.14	Purchaser Representative	85
10.15	Company Representative	87
10.16	Legal Representation	89

Article XI DEFINITIONS		89
11.1	Certain Definitions	89
11.2	Section References	103

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Purchaser Support Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of November 15, 2022 (“Signing Date”) by and among (i) OceanTech Acquisitions I Corp., a Delaware corporation (together with its successors, the “Purchaser”), (ii) OceanTech Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser (“Merger Sub 1”), (iii) OceanTech Merger Sub 2, LLC, a Wyoming limited liability company and wholly owned subsidiary of the Purchaser (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”) (iv) OceanTech Acquisitions I Sponsors LLC, a Delaware limited liability company in the capacity as the representative from and after the First Effective Time (as defined below) for the stockholders of the Purchaser (other than the Company Stockholders (as defined below) as of immediately prior to the First Effective Time and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (v) Jeffrey H. Coats, an individual, in the capacity as the representative from and after the First Effective Time for the Company Stockholders (as defined below) as of immediately prior to the First Effective Time in accordance with the terms and conditions of this Agreement (the “Company Representative”), and (vi) Majic Wheels Corp., a Wyoming corporation (the “Company”). The Purchaser, Merger Sub, the Purchaser Representative, the Company Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A.       The Company, directly and indirectly through its Subsidiaries is a player in fintech and crypto currency;

B.       The Purchaser is a blank check company incorporated as a Delaware company and formed for the purpose of pursuing an initial business combination target in any business or industry;

C.       The Purchaser owns all of the issued and outstanding capital stock and membership interests, respectively, of Merger Subs, each of which was formed for the sole purpose of the Mergers (as defined below);

D.       WHEREAS, immediately prior to the Closing, the Parties intend to (i) effect the merger of Merger Sub 1 with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of the Purchaser (the “First Merger”), and (ii) immediately following the First Merger, effect the merger of the Company, as the surviving entity of the First Merger, with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”),

E.        WHEREAS, as a result of the First Merger, all of the issued and outstanding capital stock of the Company immediately prior to the First Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive his, her or its Pro Rata Share (as defined herein) of the Stockholder Closing Merger Consideration (as defined herein);

F.        WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that the First Merger and the other transactions contemplated by this Agreement and the Ancillary Documents (the “First Merger Transactions”) are fair, advisable and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement and the First Merger Transactions, including, without limitation, the First Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to the Company Stockholders the approval and adoption of this Agreement and the Transactions, including, without limitation, the First Merger;

G.        WHEREAS, the board of directors of the Purchaser (the “Purchaser Board”) and the board of directors or sole manager or member, as applicable, of the Merger Subs have (i) determined that the Mergers and the other transactions contemplated by this Agreement and the Ancillary Documents (the “Transactions”) are fair, advisable and in the best interests of their respective companies and equity holders, (ii) approved this Agreement and the Transactions, including, without limitation, the Mergers, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective equity holders the approval and adoption of this Agreement and the Transactions, including, without limitation, the Mergers (such recommendation by the Purchaser Board, the “Purchaser Board Recommendation”);

H.       The Purchaser has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and the Significant Company Holders (as defined herein) sufficient to approve the First Merger and the other transactions contemplated by this Agreement;

I.       Contemporaneously with the execution and delivery of this Agreement, and as a condition and an inducement to the Parties entering into this Agreement, the Sponsor and each of its Affiliates, including each of the members of the board of directors of the Purchaser and their respective Affiliates, are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit B (each, a “Purchaser Support Agreement”), pursuant to which each such Person has agreed: (x) not to transfer or redeem any shares of Purchaser Common Stock held by such Person, (y) to vote in favor of this Agreement and the Mergers at the Purchaser Special Meeting and (z) waive any adjustment to the conversion ratio set forth in the Purchaser Certificate of Incorporation or any other anti-dilution or similar protection with respect to the Purchaser Class B Common Stock (whether resulting from the transactions contemplated hereby, by the Ancillary Documents or by any other transaction consummated in connection with the transactions contemplated hereby), each as applicable to such Person;

J.       At or before the Closing, the Sponsor and Significant Company Holders will each have entered into a Lock-Up Agreement with the Company, Purchaser and the Purchaser Representative in a form to be mutually agreed between the Purchaser and the Company (each, a “Lock-Up Agreement”), each of which agreements will become effective as of the Closing;

K.       Following the execution and delivery of this Agreement, Purchaser shall enter into Subscription Agreements with PIPE Investors for PIPE Investments, to be consummated immediately prior to the consummation of the Mergers;

L.       The Parties intend that, for U.S. federal income Tax purposes, the Mergers will qualify as a Tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein) and that this Agreement constitutes, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a);

M.       The Purchaser, Merger Subs and the Company desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated by this Agreement; and

N.       Certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1              Merger. At the First Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub 1 and the Company shall consummate the First Merger, pursuant to which Merger Sub 1 shall be merged with and into the Company, following which the separate corporate existence of Merger Sub 1 shall cease and the Company shall continue as the surviving corporation and a wholly owned subsidiary of the Purchaser (the Company, as the surviving entity of the First Merger, hereinafter sometimes referred to as the “Surviving Corporation”; provided, that references to the Company for periods after the First Effective Time shall include the Surviving Corporation). Immediately following the First Effective Time, and as part of the same plan, at the Second Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Limited Liability Company Act of the State of Delaware (the “DLLCA”), Merger Sub 2 and the Company, as the surviving corporation and a wholly owned subsidiary of the Purchaser after the First Merger, shall consummate the Second Merger, pursuant to which the Company shall be merged with and into Merger Sub 2, following which the separate corporate existence of the Company shall cease and Merger Sub 2 shall continue as the surviving entity after the Second Merger (Merger Sub 2, as the surviving entity of the Second Merger, hereinafter sometimes referred to as the “Surviving Entity”; provided, that references to Merger Sub 2 for periods after the Second Effective Time shall include the Surviving Entity).

1.2              Effective Time. The Parties shall (i) cause the First Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub 1 with and into the Company (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware and Secretary of State of the State of Wyoming, as applicable, in accordance with the relevant provisions of the DGCL and the WBCA (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “First Effective Time”) and (ii) cause the Second Merger to be consummated by filing the Certificate of Merger for the merger of the Surviving Corporation with and into Merger Sub 2 (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware and the Wyoming Secretary of State in accordance with the relevant provisions of the DLLCA and WLLCA (the time of such filing, or such later time as may be specified in the Second Certificate of Merger, being the “Second Effective Time”). The First Effective Time shall, in all events, precede the Second Effective Time.

1.3              Effect of the Merger.

(a)               Effect of the First Merger. At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL and WBCA. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub 1 and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub 1 and the Company set forth in this Agreement to be performed after the First Effective Time.

(a)               Effect of the Second Merger. At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DLLCA and WLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub 2 and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub 2 and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

1.4              Tax Treatment. For U.S. federal income Tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code, to which each of Purchaser, Merger Subs and the Company are to be parties under Section 368(b) of the Code and the United States Treasury Regulations. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Each Party agrees to file and retain such information as shall be required under Section Treasury Regulation Section 1.368-3.

1.5              Certificate of Incorporation and Bylaws.

(a)               At the First Effective Time, the Certificate of Incorporation and Bylaws of the Company, each as in effect immediately prior to the First Effective Time, shall automatically be amended and restated in their entirety to read identically to the Certificate of Incorporation and Bylaws of Merger Sub 1, as in effect immediately prior to the First Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the respective Certificate of Incorporation and Bylaws of the Company, as the surviving corporation of the First Merger, except that the name of the Company in such Certificate of Incorporation and Bylaws shall be amended to be “Majic Corp.”

(a)               At the Second Effective Time, the Certificate of Formation of Merger Sub 2 in effect immediately prior to the Second Effective Time, as may be amended by the Second Certificate of Merger, shall automatically be the Certificate of Formation of the Surviving Entity until thereafter amended as provided therein or by applicable Law, except that the name of the Surviving Entity in such Certificate of Formation shall be amended to be “Majic LLC”, or such other name as mutually agreed to by the Purchaser and the Company.

1.6              Directors and Officers.

At the First Effective Time, the board of directors and executive officers of the Surviving Corporation shall be appointed as determined by the Company to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Second Effective Time, the director(s) and officer(s) of the Surviving Entity shall be appointed as determined by the Company, each to hold office in accordance with the Certificate of Formation of the Surviving Entity until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7              Pre-Closing Company Securities Matters.

(a)               Pre-Closing Company Preferred Stock Exchange. On or prior to the Closing Date, the holders of Company Preferred Stock shall either exchange or convert all of their issued and outstanding shares of Company Preferred Stock for shares of Company Common Stock at the applicable conversion ratio (including any accrued or declared but unpaid dividends) as set forth in the Company Charter.

1.8              Merger Consideration.

(a)               Closing Consideration. At the Closing, as consideration for the Merger, the existing Company Stockholders as of the Effective Time collectively shall be entitled to receive from the Purchaser, in the aggregate, Twenty Million (20,000,000) shares of Purchaser Class A Common Stock (the “Closing Merger Consideration”) (the total portion of the Merger Consideration amount issuable to all Company Stockholders in accordance with the terms of this Agreement is also referred to herein as the “Stockholder Closing Merger Consideration”). Notwithstanding anything contained herein, during the Interim Period, if the Company secures any Interim Financing, the Closing Merger Consideration will increase by the Interim Financing Additional Shares.

(b)               Earnout Merger Consideration.

(i)                 In addition to the Closing Merger Consideration, after the Closing, subject to the terms and conditions set forth herein, the Company Stockholders as of the Effective Time, other than the holders of the Interim Financing Shares (the “Stockholder Earnout Recipients”) are entitled to receive their respective Earnout Portion of up to Twenty Million (20,000,000) shares of the Purchaser Class A Common Stock (collectively, the “Stockholder Earnout Shares”) (with the total number of Stockholder Earnout Shares adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of common stock)), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of common stock, occurring prior to the time any such Stockholder Earnout Shares are delivered to the Stockholder Earnout Recipients as follows:

(ii)              Within ten (10) Business Days following the filing with the SEC by the Purchaser of an Annual Report on Form 10-K for the fiscal year ended June 30, 2023 (the “2023 10-K”) that reflects revenue of the PubCo for the fiscal year 2023 of $66,366,939 or more (the “2023 Revenue Target”) each of the Stockholder Earnout Recipients will receive such Stockholder’s Pro Rata Share of 3,334,000 Stockholder Earnout Shares.

(iii)            Within ten (10) Business Days following the filing with the SEC by the Purchaser of the 2023 10-K that reflects EBITDA of the PubCo for the fiscal year 2023 of $20,479,436 or more (the “2023 EBITDA Target”), each of the Stockholder Earnout Recipients will receive such Stockholder’s Pro Rata Share of 3,334,000 Stockholder Earnout Shares.

(iv)             Within ten (10) Business Days following the filing with the SEC by the Purchaser of an Annual Report on Form 10-K for the fiscal year ended June 30, 2024 (the “2024 10-K”) that reflects revenue of the PubCo for the fiscal year 2024 of $113,208,534 or more (the “2024 Revenue Target”), each of the Stockholder Earnout Recipients will receive such Stockholder’s Pro Rata Share of 3,333,000 Stockholder Earnout Shares.

(v)               Within ten (10) Business Days following the filing with the SEC by the Purchaser of the 2024 10-K that reflects EBITDA of the PubCo for the fiscal year 2024 of $42,885,319 or more (the “2024 EBITDA Target”), each of the Stockholder Earnout Recipients will receive such Stockholder’s Pro Rata Share of 3,333,000 Stockholder Earnout Shares.

(vi)             Within ten (10) Business Days following the filing with the SEC by the Purchaser of an Annual Report on Form 10-K for the fiscal year ended June 30, 2025 (the “2025 10-K”) that reflects revenue of the PubCo for the fiscal year 2024 of $198,862,282 or more (the “2025 Revenue Target”), each of the Stockholder Earnout Recipients will receive such Stockholder’s Pro Rata Share of 3,333,000 Stockholder Earnout Shares.

(vii)          Within ten (10) Business Days following the filing with the SEC by the Purchaser of the 2025 10-K that reflects EBITDA of the PubCo for the fiscal year 2025 of $90,472,322 or more (the “2025 EBITDA Target”), each of the Stockholder Earnout Recipients will receive such Stockholder’s Pro Rata Share of 3,333,000 Stockholder Earnout Shares.

1.9              Management Earnouts. After the Closing, subject to the terms and conditions set forth herein, those members of the management listed on Schedule 1.9 hereto (the “Management Earnout Recipients”), in their pro rata portion set forth in Schedule 1.9 (the “Earnout Percentage”) are entitled to receive their respective Earnout Percentage of up to Sixteen Million (16,000,000) shares of the Purchaser Class A Common Stock (collectively, the “Management Earnout Shares”) (with the total number of Management Earnout Shares adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of common stock), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of common stock, occurring prior to the time any such Management Earnout Shares are delivered to the Management Earnout Recipients) as follows:

(a)               If the 2023 Revenue Target is met, each of the Management Earnout Recipients employed with the PubCo at the time of following the filing with the SEC by the Purchaser of the 2023 10-K will receive his or her Earnout Percentage of 2,666,667 Management Earnout Shares within ten (10) Business Days following such date of filing.

(b)               If the 2023 EBITDA Target is met, each of the Management Earnout Recipients employed with the PubCo at the time of following the filing with the SEC by the Purchaser of the 2023 10-K will receive his or her Earnout Percentage of 2,666,667 Management Earnout Shares within ten (10) Business Days following such date of filing.

(c)               If the 2024 Revenue Target is met, each of the Management Earnout Recipients employed with the PubCo at the time of following the filing with the SEC by the Purchaser of the 2024 10-K will receive his or her Earnout Percentage of 2,666,667 Management Earnout Shares within ten (10) Business Days following such date of filing.

(d)               If the 2024 EBITDA Target is met, each of the Management Earnout Recipients employed with the PubCo at the time of following the filing with the SEC by the Purchaser of the 2024 10-K will receive his or her Earnout Percentage of 2,666,667 Management Earnout Shares within ten (10) Business Days following such date of filing.

(e)               If the 2025 Revenue Target is met, each of the Management Earnout Recipients employed with the PubCo at the time of following the filing with the SEC by the Purchaser of the 2025 10-K will receive his or her Earnout Percentage of 2,666,667 Management Earnout Shares within ten (10) Business Days following such date of filing.

(f)                If the 2025 EBITDA Target is met, each of the Management Earnout Recipients employed with the PubCo at the time of following the filing with the SEC by the Purchaser of the 2025 10-K will receive his or her Earnout Percentage of 2,666,667 Management Earnout Shares within ten (10) Business Days following such date of filing.

(g)               In fiscal year 2025, if either (i) the revenue exceeds the 2025 Revenue Target, or (ii) EBIDTA exceeds the 2025 EBITDA Target, in either case by more than twenty percent (20%) of either amount (each a “Bonus Event”), then each Management Earnout Recipient employed ten (10) Business Days following the filing with the SEC by the Purchaser of the 2025 10-K, shall earn such number of additional shares of the Purchaser Class A Common Stock equal to the proportion of such excess in the respective target to the total number of Earnout Shares. For the avoidance of doubt, if the Bonus Event occurs with respect to either Revenue Target or EBITDA Target, but not with respect to the other, the calculation in the preceding sentence shall be calculated based on 20,000,000 shares of Purchaser Class A Common Stock, and if a Bonus Event occurs with respect to both the Revenue Target and EBITDA Target, then the preceding sentence shall be calculated based on 40,000,000 shares of Purchaser Class A Common Stock.

1.10          Sponsor Earnouts. After the Closing, subject to the terms and conditions set forth herein, the Sponsor (in Sponsor’s capacity as recipient of Earnout Shares, the “Sponsor Recipient”, and together with the Stockholder Earnout Recipients and the Management Earnout Recipients, the “Earnout Recipients”) is entitled to receive up to Four Million (4,000,000) shares of the Purchaser Class A Common Stock (collectively, the “Sponsor Earnout Shares”, and together with the Stockholder Earnout Shares and the Management Earnout Shares, the “Earnout Shares”) (with the total number of Sponsor Earnout Shares adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of common stock)), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of common stock, occurring prior to the time any such Sponsor Earnout Shares are delivered to the Sponsor Recipients, as follows:

(a)               If the 2023 Revenue Target is met, the Sponsor Recipient will receive 666,667 Sponsor Earnout Shares ten (10) Business Days following the filing with the SEC by the Purchaser of the 2023 10-K.

(b)               If the 2023 EBITDA Target is met, the Sponsor Recipient will receive 666,667 Sponsor Earnout Shares ten (10) Business Days following the filing with the SEC by the Purchaser of the 2023 10-K.

(c)               If the 2024 Revenue Target is met, the Sponsor Recipient will receive 666,667 Sponsor Earnout Shares ten (10) Business Days following the filing with the SEC by the Purchaser of the 2024 10-K.

(d)               If the 2024 EBITDA Target is met, the Sponsor Recipient will receive 666,667 Sponsor Earnout Shares ten (10) Business Days following the filing with the SEC by the Purchaser of the 2024 10-K.

(e)               If the 2025 Revenue Target is met, the Sponsor Recipient will receive 666,667 Sponsor Earnout Shares ten (10) Business Days following the filing with the SEC by the Purchaser of the 2025 10-K.

(f)                If the 2025 EBITDA Target is met, the Sponsor Recipient will receive 666,667 Sponsor Earnout Shares ten (10) Business Days following the filing with the SEC by the Purchaser of the 2025 10-K.

1.11          Additional Provision in Respect of Earnout Shares Notwithstanding the foregoing Section 1.8 through Section 1.10:

(a)               If the PubCo achieves at least seventy-five percent (75%) of the applicable Earnout Year’s Revenue Target or EBITDA Target, but less than one hundred (100%) of such target for such Earnout Year, the Earnout Recipients shall earn the number of Earnout Shares equal to the percentage of the Revenue Target or EBITDA Target earned in such Earnout Year.

(b)               Any Earnout Shares not earned in either fiscal year 2023 or fiscal year 2024, can be earned in fiscal year 2025 upon the achievement of the aggregate revenue of $198,232,679 or the aggregate EBITDA of $90,410,288 during fiscal years 2023, 2024 and 2025 (the “Catch Up Earnout”). The Catch Up Earnout shall be subject to the following:

(i)                 In the event that upon the conclusion of any Earnout Year, the PubCo achieves either the Revenue Target or the EBITDA Target but not both, the Purchaser’s board of directors shall have the right to waive the unmet condition, wholly or partly, if the Board in exercise of its business judgment concludes that the PubCo is making reasonable progress given the market conditions prevailing at that time, and award the total amount of Earnout Shares to the Earnout Recipients for each Earnout Year.

(ii)              For the avoidance of doubt, if a portion of the Earnout Shares is earned pursuant to Section 1.11, the unearned portion of those Earnout Shares shall be eligible to be earned as part of the Catch Up Earnout pursuant to this Section 1.11.

(iii)            Purchaser or its Subsidiaries (including the Target Companies after the Mergers) shall be entitled to deduct or withhold (or cause to be deducted or withheld) such amounts as it determines are reasonably necessary to cover all required withholdings from the amounts payable under this Agreement that constitute compensatory payments to Management Recipients and/or the Sponsor in accordance with the Code and any other applicable Law. To the extent that amounts are deducted or withheld consistent with this Section 1.11 and paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

1.12          Earnout Statement.

(a)               Subsequent to the Closing, as soon as practicable, but in any event within five (5) days, following the filing of the Purchaser’s annual financial statements on SEC Form 10-K for each of fiscal years 2023, 2024 and 2025 (each, an “Earnout Year”), the Purchaser’s chief financial officer (the “CFO”) will prepare and deliver to the Purchaser Representative and the Company Representative (each, a “Representative Party”) a written statement (each, an “Earnout Statement”) setting forth the CFO’s determination in accordance with the terms of this Section 1.11 of the Revenue Target and EBITDA Target for such Earnout Year based on the financial statements included in such Form 10-K, and whether the Earnout Recipients are entitled to receive Earnout Shares for such Earnout Year. Each of the Purchaser Representative and the Company Representative will have fifteen (15) days after its receipt of an Earnout Statement to review it. To the extent reasonably required to complete their respective reviews of such Earnout Statement, the Purchaser and its Subsidiaries will provide each of the Purchaser Representative and the Company Representative and their respective Representatives with reasonable access to the books and records of the Purchaser and its Subsidiaries, their respective finance personnel and any other information that the Purchaser Representative or the Company Representative reasonably requests relating to the determination of the revenue and EBITDA and the amount of Earnout Shares awarded for such Earnout Year. In addition, and without limiting the foregoing, upon request of either the Purchaser Representative or the Company Representative, the CFO shall provide a written statement setting forth in reasonable detail the calculation of Revenue Target and EBITDA Target, as set forth in the applicable Earnout Statement and reasonable documentary support reflecting the basis of such calculation. Either the Purchaser Representative or the Company Representative may deliver written notice to the CFO (by providing notice to the Purchaser to the attention of the CFO) and the other Representative Party on or prior to the fifteenth (15th) day after receipt of an Earnout Statement specifying in reasonable detail any items it wishes to dispute and the basis therefor. If the Purchaser Representative or the Company Representative fails to deliver such written notice within such fifteen (15)-day-period, then such Representative Party will have waived its right (and, with respect to the Company Representative, the right of the Company Stockholders, and with respect to the Purchaser Representative, the right of the Purchaser or its Subsidiaries) to contest such Earnout Statement and the calculations set forth therein of the Revenue Target or EBITDA Target, or the number of Earnout Shares awarded for such Earnout Year; in such case any applicable Earnout Shares will be issued by the Purchaser not later than the tenth (10th) day after receipt of the relevant Earnout Statement. If either the Purchaser Representative or the Company Representative provides the CFO and the other Representative Party with written notice of any objections to the Earnout Statement in such fifteen (15)-day-period, then the Company Representative and the Purchaser Representative will, for a period of twenty (20) days following the date of delivery of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement, and any applicable Earnout Shares will be issued by the Purchaser within five (5) days after the date of such written resolution. If the Company Representative and the Purchaser Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Representative Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 10.4. For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) accounting firm appointed by the Purchaser Representative and the Company Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Purchaser Representative and the Company Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York Regional Office of the AAA in accordance with the AAA’s procedures. The Parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 1.11. The Parties acknowledge that any information provided pursuant to this Section 1.11 will be subject to the confidentiality obligations of Section 5.15.

(b)               If a dispute with respect to an Earnout Statement is submitted in accordance with this Section 1.12 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.12. Each of the Company Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Company Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Company Stockholders, and all other costs and expenses incurred by the Purchaser Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser Representative and the Company Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Company Representative and the Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.12. It is the intent of the Parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Company Representative and the Purchaser Representative will request that the Independent Expert’s determination be made within thirty (30) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser Representative and the Company Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error). If, based on such written statement, Earnout Shares are determined to be owed, they shall be issued by the Purchaser within five (5) days after delivery of such written statement.

1.13          Conversion of Company Stock. At the First Effective Time, without any action on the part of Purchaser, Merger Sub, the Purchaser Representative, the Company Representative, the Company or the Company Stockholders, each issued share of Company Stock outstanding immediately prior to the First Effective Time (other than shares to be canceled in accordance with Section 1.16 or Dissenting Shares, but after giving effect to the Company Preferred Stock) shall, subject to the terms and conditions of this Agreement, be automatically converted (the “Conversion”) into the right to receive a number of shares of Purchaser Class A Common Stock equal to such Company Stockholder’s Pro Rata Share of the Stockholder Closing Merger Consideration. All shares of Company Preferred Stock will be treated on an as-converted to Company Common Stock basis.

1.14          Treasury Stock. At the First Effective Time, if there is any Company Stock that is owned by the Company as treasury stock or any Company Stock owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

1.15          Rights Cease to Exist. As of the First Effective Time, all shares of Company Stock shall no longer be outstanding, shall automatically be canceled and shall cease to exist and each holder shares of Company Stock shall cease to have any rights with respect thereto, except the rights set forth in this Agreement.

1.16          Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the First Effective Time shall be cancelled and cease to exist in accordance with Section 1.20 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.20.

1.17          Surrender of Company Stock and Disbursement of Closing Merger Consideration.

(a)               Prior to the First Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of disbursing the Stockholder Closing Merger Consideration. At or prior to the First Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Stockholder Closing Merger Consideration. At or prior to the First Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange, in the form to be mutually agreed between the Purchaser and the Company (a “Letter of Transmittal”), which shall specify that the delivery of Company Stock in respect of the Stockholder Closing Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal, to the Exchange Agent for use in such exchange.

(b)               Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Stockholder Closing Merger Consideration in respect of the Company Stock tendered for exchange (excluding any Dissenting Shares), as soon as reasonably practicable after the First Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser.

(c)               If any portion of the Stockholder Closing Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the Company Stock is registered in the books and records of the Company immediately prior to the First Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the First Effective Time, (ii) the recipient of such portion of the Stockholder Closing Merger Consideration, or the Person in whose name such portion of the Stockholder Closing Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Lock-Up Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)               After the First Effective Time, there shall be no further registration of transfers of Company Stock. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the First Effective Time will be paid to the holders of any Company Stock that have not yet been surrendered with respect to the Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Stock shall have surrendered such Company Stock by providing the applicable Transmittal Documents. Subject to applicable Law, following surrender of any such Company Stock by delivery of the applicable Transmittal Documents, the Purchaser shall promptly deliver to the record holders thereof, without interest, the certificates representing the Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such Purchaser Common Stock.

(e)               All securities issued upon the surrender of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock. Any portion of the Stockholder Closing Merger Consideration made available to the Exchange Agent pursuant to Section 1.17(a) that remains unclaimed by Company Stockholders two (2) years after the First Effective Time shall be returned to the Purchaser, upon demand, and any such Company Stockholder who has not exchanged its Company Stock for the applicable portion of the Stockholder Closing Merger Consideration in accordance with this Section 1.17 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Stockholder Closing Merger Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)                Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.

1.18          Effect of Transaction on Merger Sub Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub 1, each share of Merger Sub 1 Common Stock outstanding immediately prior to the First Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any of the Parties or holders of any securities of the Surviving Corporation or of Merger Sub 2, (i) each membership interest of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a membership interest of the Surviving Entity and (ii) all shares of common stock of the Surviving Corporation shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

1.19          Taking of Necessary Action; Further Action. If, at any time after the First Effective Time and/or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or any of the Ancillary Documents, and to vest the Surviving Corporation and/or the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Subs, or to implement and effect the Transactions, the officers and directors of PubCo, the Company and the Surviving Entity are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement and the Ancillary Documents.

1.20          Appraisal and Dissenter’s Rights.

(a)               Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent a right to receive the applicable consideration for Company Stock set forth in Section 1.8, but instead the holder thereof shall only be entitled to such rights as are provided by the DGCL or the WBCA. In the event that a holder properly perfects such holder’s appraisal, dissenters’ or similar rights by demanding and not effectively withdrawing or losing such holder’s appraisal, dissenters’ or similar rights for any shares of Company Stock, the Exchange Agent shall deliver to Purchaser such holder’s portion of the Stockholder Closing Merger Consideration that is attributable to such shares at the time such portion of such Stockholder Closing Merger Consideration is determined and such rights are perfected.

(b)               Withdrawal or Loss of Rights. Notwithstanding the provisions of Section 1.20(a), if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights with respect to such shares under the DGCL or the WBCA, then, as of the later of the Effective Time and the occurrence of such event, (i) such holder’s shares shall automatically convert into and represent only the right to receive the consideration for Company Stock, as applicable, set forth in and subject to the provisions of this Agreement, upon surrender of the certificate(s) formerly representing such shares (if any), and (ii) Purchaser (to the extent the following amounts have been previously delivered by the Exchange Agent to Purchaser pursuant to Section 1.20(a) and not returned to the Exchange Agent) or the Exchange Agent shall deliver to such holder such holder’s portion of the Stockholder Closing Merger Consideration that is attributable to such shares at the time such rights are withdrawn or lost.

(c)               Demands for Appraisal. The Company shall give Purchaser (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL or the WBCA, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written Consent of Purchaser, make any payment with respect to any such demands or offer to settle or settle any such demands.

1.21          Amended Purchaser Certificate of Incorporation. Upon the Effective Time, the Purchaser shall amend and restate Purchaser Certificate of Incorporation in a form to be mutually agreed between the Purchaser and the Company (the “Amended Purchaser Certificate of Incorporation”) which shall, among other matters, amend the Purchaser Certificate of Incorporation to (a) provide that the name of the Purchaser shall be changed to “Majic Corp.” or such other name as mutually agreed to by the Parties, (b) provide for size and structure of the Post-Closing Purchaser Board in accordance with Section 5.17, and (c) remove and change certain provisions in the Certificate of Incorporation related to the Purchaser’s status as a blank check company.

Article II
CLOSING

2.1              Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place either remotely or at the offices of Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), counsel to the Purchaser, 101 Constitution Avenue, NW, Suite 900, Washington, DC 20001, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUBs

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the Signing Date (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser and Merger Subs, jointly and severally, hereby represent and warrant to the Company as of the Signing Date and as of the Closing Date (except for representations and warranties that expressly relate to a specified date) as follows:

3.1              Organization and Standing. Each of the Purchaser and Merger Subs is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Each of the Purchaser and Merger Subs has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Each of the Purchaser and Merger Subs is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Each of the Purchaser and Merger Subs has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. Neither the Purchaser nor the Merger Subs is in violation of any provision of their respective Organizational Documents in any material respect.

3.2              Authorization; Binding Agreement. Each of the Purchaser and Merger Subs has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform each of the Purchaser’s and Merger Subs’ respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser and the board of directors of the Merger Subs, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser or Merger Subs are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser or Merger Subs is a party shall be when delivered, duly and validly executed and delivered by the Purchaser or Merger Subs and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Purchaser and its stockholders, (ii) authorized and approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Purchaser’s stockholders for adoption and (iv) resolved to recommend that the Purchaser’s stockholders adopt this Agreement.

3.3              Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser or Merger Subs is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or Merger Subs of this Agreement and each Ancillary Document to which the Purchaser or Merger Subs is a party or the consummation by the Purchaser or Merger Subs of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser or Merger Subs.

3.4              Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by each of the Purchaser and Merger Subs of this Agreement and each Ancillary Document to which it is a party, the consummation by each of the Purchaser and Merger Subs of the transactions contemplated hereby and thereby, and compliance by each of the Purchaser and Merger Subs with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of the Purchaser’s and Merger Subs’ respective Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to either of the Purchaser and Merger Subs, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser, Merger Subs, or any of their properties or assets, or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on either Purchaser or the Merger Subs or their ability to consummate the transactions contemplated by this Agreement or the Ancillary Documents or to perform Purchaser’s or the Merger Subs’ obligations hereunder or thereunder.

3.5              Capitalization.

(a)               Purchaser is authorized to issue 110,000,000 shares of common stock, including 100,000,000 shares of Purchaser Class A Common Stock and 10,000,000 shares of Purchaser Class B Common Stock, par value $0.0001 per share; and is authorized to issue 1,000,000 shares of Purchaser Preferred Shares. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). There are no issued or outstanding shares of Purchaser Preferred Shares. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b)               Prior to giving effect to the First Merger, Merger Sub 1 is authorized to issue 10,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser. All outstanding shares of Merger Sub 1’s Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub 1’s Organizational Documents or any Contract to which Purchaser is a party. Prior to giving effect to the Second Effective Time, all of the outstanding membership interests in Merger Sub 2 are owned by the Purchaser and have been duly authorized and issued under the WLLCA. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Subs, Purchaser does not have and has not had any Subsidiaries or own any equity interests in any other Person.

(c)               Except as set forth in Schedule 3.5(a) or Schedule 3.5(c), or as contemplated by this Agreement or the other Ancillary Documents contemplated hereby, and other than in connection with the PIPE Investment (or any alternative PIPE Investment), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no stockholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(d)               All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(d), which includes a list of all Indebtedness owed by the Purchaser to the Sponsors. No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(e)               Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

(f)                The Closing Merger Consideration and Earnout Shares when issued in accordance with the terms of this Agreement hereof, shall each be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Purchaser’s Certificate of Incorporation, or any Contract to which Purchaser is a party or otherwise bound.

(g)               Purchaser has no Subsidiaries apart from Merger Subs prior to the Closing and the PubCo on and after the Closing, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Purchaser is not party to any Contract that obligates Purchaser to invest money in, loan money to or make any capital contribution to any other Person.

3.6              SEC Filings, Purchaser Financials, and Listings.

(a)               The Purchaser, including each of its directors and executive officers, since the IPO, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement, and the Purchaser has not taken any action prohibited by Section 402 of SOX regarding this Section 3.6(a). Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Common Stock and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b)               The Purchaser maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Purchaser and other material information required to be disclosed by the Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Purchaser’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting the Purchaser’s principal executive officer and principal financial officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act.

(c)               The Purchaser maintains a standard system of accounting established and administered in accordance with GAAP. The Purchaser has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)               The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). The books and records of Purchaser have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)               Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in all material respects in the Purchaser Financials as of the date of such Purchaser Financial. The Purchaser has no off-balance sheet arrangements.

(f)                There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not taken any action prohibited by Section 402 of the SOX.

(g)               Purchaser has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq and the Exchange Act and are currently listed for trading on Nasdaq. There is no Proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser by Nasdaq or the SEC with respect to any intention by such entity to deregister the Purchaser’s Common Stock or prohibit or terminate the listing of Purchaser Common Stock on Nasdaq.

3.7              Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since its formation, not been subject to a Material Adverse Effect on the Purchaser.

3.8              Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser. To the Knowledge of the Purchaser, Purchaser is not under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and the Purchaser has not previously received any subpoenas from any Governmental Authority.

3.9              Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser. Neither the Purchaser nor the Merger Subs, their directors or officers, nor, any of their employees, agents, or any other Persons acting for or on behalf of any of the Purchaser or Merger Subs has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Anti-Corruption Laws. Neither the Purchaser nor the Merger Subs, their directors or officers, nor any of their employees, agents, or any other Persons acting for or on behalf of any of the Purchaser and Merger Subs is or has been a Person named on any economic sanctions administered, enacted or enforced by any Governmental Authority.

3.10          Taxes and Returns.

(a)               The Purchaser has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld (whether or not shown as due and owing on any Tax Returns), other than such Taxes that are being contested in good faith for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP.

(b)               There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount).

(c)               There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.

(d)               There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return (other than automatic extensions of time not requiring the consent of any Governmental Authority).

(e)               To the Knowledge of Purchaser, there are no facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)                Merger Sub 1 is, and has at all times since its formation been, classified as a corporation for U.S. federal income tax purposes and is and has been a first tier subsidiary of the Purchaser. Merger Sub 2 is, and has at all times since its formation been, classified as an entity disregarded as separate from the Purchaser for U.S. federal income tax purposes. The Purchaser has no Subsidiaries (and has not had any Subsidiary) other than Merger Subs.

(g)               The Purchaser has not made any change in accounting method (except as required by Law) or received a private letter ruling from, or signed an agreement with, any Governmental Authority that would reasonably be expected to have a material impact on Taxes of the Target Companies following the Closing.

(h)               To the Knowledge of the Purchaser, the Purchaser has not engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(i)                 The Purchaser has not requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j)                 The Purchaser does not have any Liability for the Taxes of another Person that is not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including an advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Purchaser with respect to any period following the Closing Date.

(k)               Neither Purchaser nor Merger Subs has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for Tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(l)                 The Purchaser is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes. At all times from its formation Merger Sub 1 will be a corporation for U.S. federal (and applicable state and local) income Tax purposes. At all times from its formation Merger Sub 2 will be an entity disregarded as separate from the Purchaser pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii) for U.S. federal (and applicable state and local) income Tax purposes.

3.11          Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12          Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13          Material Contracts.

(a)               Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)               With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14          Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the Signing Date.

3.15          Business Activities. Since its formation, the Purchaser has not conducted any business activities other than activities directed toward completing a Business Combination. Since its formation, neither Merger Subs has engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Merger, and, other than this Agreement and the Ancillary Documents to which it is a party, neither Merger Subs is party to or bound by any Contract.

3.16          Investment Company Act; JOBS Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

3.17          Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.18          Ownership of Stockholder Closing Merger Consideration. All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Stockholder Closing Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19          Certain Business Practices.

(a)               Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any Anti-Corruption Laws, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b)               The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c)               None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Sudan, Syria, or the Crimean Region of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.20          Insurance. Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.21          Purchaser Trust Account. As of the date of this Agreement, the Trust Account has a balance of no less than $106,100,000. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. The Purchaser has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Purchaser or, to the Knowledge of the Purchaser, by the Trustee. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than the underwriters of the IPO, Public Stockholders who shall have elected to redeem their Purchaser Common Stock pursuant to the Purchaser Certificate of Incorporation (or in connection with an extension of Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement. There are no Proceedings pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account.

3.22          Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.23          Litigation. There is no Proceeding pending, or to the Knowledge of the Purchaser, threatened against the Purchaser or Merger Subs of any of their respective properties or rights. There are no Proceedings (at Law or in equity) or investigations pending or, to the Knowledge of the Purchaser, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

3.24          Lock-Up Agreements. All existing lock-up agreements between the Purchaser and any of its stockholders or holders of any Purchaser Securities entered into in connection with the initial public offering of the Purchaser provide for a lock-up period that is in full force and effect.

3.25          No Undisclosed Liabilities. Except for any fees and expenses payable by the Purchaser as a result of or in connection with the consummation of the transactions contemplated hereby, there is no Liability, debt or obligation of or claim or judgment against the Purchaser (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for Liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Purchaser SEC Reports, (ii) that have arisen since the date of the most recent balance sheet included in the Purchaser SEC Reports in the ordinary course of business of the Purchaser, or (iii) which would not be, or would not reasonably be expected to be, material to Purchaser.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedules delivered by the Company to the Purchaser on the Signing Date (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Company Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this Article IV to which the relevance of such disclosure is reasonably apparent on its face), or (ii) the Company SEC Reports that are available on the SEC’s web site through EDGAR or publicly available on OTC’s website, the Company hereby represents and warrants to the Purchaser, as of the Signing Date and as of the Closing Date (except for representations and warranties that expressly relate to a specified date) as follows:

4.1              Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the WBCA and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

4.2              Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the WBCA, any other applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the WBCA, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company Stockholders adopt this Agreement. The Voting Agreements delivered by the Company include holders of Company Stock representing at least the Required Company Stockholder Approval, and such Voting Agreements are in full force and effect.

4.3              Capitalization.

(a)               As of the Signing Date, the Company is authorized to issue: (i) 5,000,000,000 shares of Company Common Stock, of which 3,878,606,192 shares are issued and outstanding; and (ii) 30,000,000 shares of Company Preferred Stock, of which 3,773,697 shares are issued and outstanding. As of the Signing Date, with respect to the Company Preferred Stock, the Company has designated (i) 10,000,000 shares of Company Preferred Stock as Series A Preferred Stock, of which 500,000 shares are issued and outstanding, and (ii) 20,000,000 shares of Company Preferred Stock as Series B Preferred Stock, of which 3,273,697 shares are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the WBCA, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws.

(b)               The Company has not established and does not maintain any equity incentive or stock option plan, but has made non-plan option grants as set forth Schedule 4.3(b). Other than as set forth on Schedule 4.3(b) and the Company Preferred Stock, there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Charter or Schedule 4.3(b), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 4.3(b), as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)               Except as disclosed in the Company Financials, since January 1, 2022, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4              Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) any election made pursuant to Treasury Regulation Section 301.7701-3(c) to be treated as a corporation or as a disregarded entity for U.S. federal income Tax purposes. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). Except for the equity interests of the Subsidiaries listed on Schedule 4.4, there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5              Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, or (c) any filings required with OTC Pink or the SEC with respect to the transactions contemplated by this Agreement.

4.6              Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (b) and (c), as has not been and would not reasonably be expected to be material to any Target Company or its ability to consummate the transactions contemplated by this Agreement or the Ancillary Documents or to perform such Target Company’s obligations hereunder or thereunder.

4.7              Financial Statements.

(a)               As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of June 30, 2022 (the “Last Financials Date”) and June 30, 2021, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Company Financials”). True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)               Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws. Except as set forth on Schedule 4.7(b), no Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past five (5) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)               The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness (all such Indebtedness, together with the Company Bridge Loan and Interim Financing, “Permitted Debt”). Except as disclosed on Schedule 4.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets other than Permitted Liens.

(d)               Except as set forth on Schedule 4.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Last Financials Date contained in the Company Financials or (ii) not material and that were incurred after the Last Financials Date in the ordinary course of business (other than Liabilities for breach of any Contract or violation of any Law).

(e)               All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f)                All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivables”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivables are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivables are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

4.8              SEC Filings Except as set forth on Schedule 4.8, as of the date of this Agreement, (A) the Company Common Stock and the Company Preferred Stock is listed on the OTC Pink, (B) the Company has not received any written deficiency notice from the OTC Pink relating to the continued listing requirements of such Company Common Stock, (C) there are no Actions pending or threatened in writing against the Company by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Company Common Stock on the OTC Pink and (D) such Company Common Stock is in compliance with all of the applicable corporate governance rules of the OTC Pink.

4.9              Absence of Certain Changes. Except as set forth on Schedule 4.9, since June 30, 2022, each Target Company has (a) conducted its business only in the ordinary course of business, (b) not been subject to a Material Adverse Effect and (c) not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action was taken on or after the Signing Date without the Consent of the Purchaser.

4.10          Compliance with Laws. Except as set forth in Schedule 4.10, each of the Target Companies is and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on such Target Company, and to the Knowledge of the Company, no Target Company has received notice alleging any violation of applicable Law in any material respect by such Target Company. To the Knowledge of the Company, no Target Company is under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and no Target Company has previously received any subpoenas from any Governmental Authority.

4.11          Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted; to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 4.11. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.12          Litigation. Except as described on Schedule 4.12, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought in the past three (3) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to such Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.12, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. Except as described on Schedule 4.12, in the past three (3) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.13          Material Contracts.

(a)               Schedule 4.13(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser, true, correct and complete copies of, each material Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.13(a), other than a Company Benefit Plan, a “Company Material Contract”) that:

(i)                 contains covenants that materially limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)              involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)            involves any exchange traded, over the counter or other swap, cap, floor, collar, futures Contract, forward Contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)             evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $50,000;

(v)               involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business) or shares or other equity interests of any Target Company or another Person;

(vi)             relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)          by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(viii)        obligates any Target Company to provide continuing indemnification or a guarantee of obligations of a third party after the Signing Date in excess of $100,000;

(ix)             is between any Target Company and any directors, officers or employees of a Target Company (including, for the avoidance of doubt, the Key Management), including all non-competition, non-solicitation, severance and indemnification agreements, or any Related Person (other than at-will employment arrangements with employees entered into in the ordinary course of business that do not contain severance, indemnification or restrictive covenant provisions, including, but not limited to those relating to confidentiality, non-solicitation and non-competition);

(x)               provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

(xi)             contains non-competition, non-solicitation, confidentiality or similar restrictive covenant obligations of any employee of a Target Company to a third party;

(xii)          contains any obligation or commitment involving any independent contractors (including consultants);

(xiii)        is with any temporary employment agency, staffing agency, or similar company or individual providing services to any Target Company;

(xiv)         contains any collective bargaining or other labor agreements;

(xv)           obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xvi)         relates to a settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xvii)      provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xviii)    relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on a Target Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to any Target Company entered into in the ordinary course of business or (E) feedback and ordinary course trade name or logo rights that are not material to any Target Company;

(xix)         that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act; or

(xx)           is otherwise material to the Company and its Subsidiaries taken as a whole and not described in clauses (i) through (xx) above.

(b)               Except as disclosed in Schedule 4.13(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the relevant Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.14          Intellectual Property.

(a)               Schedule 4.14(a)(i) (subject to the disclosures in Schedule 4.14) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed, or which will be licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant, assignee, or licensee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) any material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 4.14(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions, other than those set forth as Company Registered IP (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each Target Company or Company licensors solely own, free and clear of all Liens (other than Permitted Liens), and Company will have valid and enforceable rights in, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company. To the Knowledge of the Company, no item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies (or their licensors), have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company or its licensors without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company (or to the Knowledge of the Company, its licensors) have recorded assignments of all Company Registered IP.

(b)               Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses and licensed Company Registered IP applicable to such Target Company. To the Company’s Knowledge, the Company Registered IP and the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company Registered IP and the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company Registered IP and the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are, to the Knowledge of the Company, valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and any applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind, to the Knowledge of the Company. No Target Company is party to any Contract that requires a Target Company to assign to any Person any of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c)               Schedule 4.14(c) sets forth any licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d)               No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Target Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than any Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e)               Any officers, directors, employees, and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of the contributed Intellectual Property of a Target Company (and each of their respective Affiliates) have assigned to the relevant Target Company any Intellectual Property arising from the services performed for the relevant Target Company by such Persons that such Target Company does not already own by operation of law or license or will license. No current or former officers, employees, or independent contractors of a Target Company have claimed ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of any Target Company policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned or licensed or to be licensed by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f)                To the Knowledge of the Company, there has been no unauthorized access, acquisition, use modification, disclosure, or other misuse of Personal Data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with its own privacy policies, and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, if any, each with respect to the Target Companies’ collection, processing and use of personal information. To the Knowledge of the Company, the operation of the business of the Target Companies has not and does not violate right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g)               The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.15          Taxes and Returns. Except as set forth on Schedule 4.15:

(a)               Each Target Company has or will have timely filed, or caused to be timely filed, all income Tax and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct, and complete in all material respects, and has paid or caused to be paid all income Tax and other material Taxes required to be paid (whether or not shown as due and owing on any Tax Returns), other than such Taxes that are being contested in good faith for which adequate reserves in the Company Financials have been established.

(b)               There is no Action currently in progress or, to the Knowledge of the Company, no Action has been threatened against a Target Company by a Governmental Authority in a jurisdiction where such Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)               There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)               There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)               Each Target Company has collected or withheld all material amounts of Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)                No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return (other than automatic extensions of time not requiring the consent of any Governmental Authority).

(g)               No Target Company has made any change in accounting method (except as required by Law) or received a private letter ruling from, or signed an agreement with, any Governmental Authority that would reasonably be expected to have a material impact on the Taxes of the Target Companies following the Closing.

(h)               To the Knowledge of the Company, no Target Company has engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(i)                 No Target Company has any Liability for the Taxes of another Person (other than another Target Company) that is not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including an advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j)                 No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k)               No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the Signing Date and (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which a Target Company is or was the common parent corporation.

(l)                 All material sales, use, transfer, value added, goods and services, or similar Taxes required to be collected by the Target Companies have been timely collected and remitted to the appropriate Governmental Authority. Each Target Company is in material compliance with all applicable Laws relating to the collection and retention of Tax exemption certificates and other documentation required to support an exemption from any such Taxes.

(m)             To the Knowledge of the Company, no Target Company is aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(n)               The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

4.16          Real Property. Schedule 4.16 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.17          Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.17, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.17, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.18          Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Target Companies as of the Last Financials Date and (d) Liens set forth on Schedule 4.18. The assets (including Intellectual Property rights (but subject, in the case of Intellectual Property, to Section 4.14) and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

4.19          Employee Matters.

(a)               Except as set forth in Schedule 4.19(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other Representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.19(a) sets forth all unresolved labor controversies (including unresolved grievances and age, discrimination, wage-related or other employment-related claims or complaints, whether formal or informal, or other discrimination claims other than any workers’ compensation or unemployment claims), if any, that would reasonably be expected to have a Material Adverse Effect on any Target Company and that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons currently or formerly employed by or providing services as independent contractors (or consultants) to a Target Company. No current officer of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b)               Except as set forth in Schedule 4.19(b), each Target Company (i) is and has been since January 1, 2019 in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices or other employment-related claims against a Target Company, (ii) is not liable for any past due arrears of wages or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any Governmental Authority with respect to past due unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business). Except as set forth in Schedule 4.19(b), there are no and in the last three (3) years there have been no Actions pending or threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)               Schedule 4.19(c) hereto sets forth a complete and accurate list as of the Signing Date of all employees of the Target Companies earning the equivalent of $50,000 per annum or greater in local currency, showing for each as of such date (i) the employee’s name, job title or description, active or leave status, employer, location, salary (if classified as exempt) or hourly rate (if non-exempt) and (ii) wages, bonus, commission or other compensation arrangements with such employee. Except as set forth on Schedule 4.19(c), (A) no employee is a party to a written employment Contract with a Target Company that is terminable other than “at will,” and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation previously due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or oral agreement. Except as set forth on Schedule 4.19(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement, if any, with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company. The transactions contemplated by this Agreement will not cause any employee of the Company to be terminated. The Company (and each other Target Company where required by Law) has complete and accurate I-9 Forms for each current and, where required by Law, former employee.

(d)               Schedule 4.19(d) contains a list of all individual independent contractors (including consultants) engaged as of the Signing Date by any Target Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, and remuneration currently in effect. Except as set forth on Schedule 4.19(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.19(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company, except to the extent that any such misclassification would not reasonably be expected to result in a Material Adverse Effect to any Target Company. Except as set forth on Schedule 4.19(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

(e)               Except as set forth on Schedule 4.19(e), no workers’ compensation claim, complaint, charge or investigation has been filed within the past two (2) years or is currently pending against any Target Company, and each Target Company has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims.

(f)                No Target Company has taken, since January 1, 2019, any action that would reasonably be expected to constitute a “mass layoff,” “mass termination,” or “plant closing” within the meaning of WARN, or similar state or local Laws (a “WARN-Type Event”), and no Target Company has incurred any Liability under WARN that remains unsatisfied.

4.20          Benefit Plans.

(a)               Set forth on Schedule 4.20(a) is a true and complete list of each material Benefit Plan of a Target Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been timely made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company currently or has ever had any Liability with respect to any collectively bargained for plans, whether or not subject to the provisions of ERISA.

(b)               Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c)               With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan description and summary of material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination, top-heavy, and coverage testing reports; (vi) the most recent determination or opinion letter received from the IRS; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.

(d)               Except as set forth on Schedule 4.20(d), with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been operated, maintained, administered, funded, and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred, (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code has occurred, excluding transactions effected pursuant to a statutory or administration exemption.

(e)               No Company Benefit Plan is currently, or is reasonably expected to become, a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)                No arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise Tax on a payment to such person.

(g)               With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees, officers, directors, or independent contractors of a Target Company beyond their termination of employment or other service (other than coverage mandated by Law); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)               Except as set forth on Schedule 4.20(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i)                 All Company Benefit Plans can be terminated at any time prior to the Closing Date without resulting in any Liability to the Surviving Corporation or Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise Taxes or any other charges or Liabilities, with the exception of reasonable administrative costs to effect the termination.

(j)                 Each Company Benefit Plan that is subject to, and not exempt from, Section 409A of the Code (each, a “Section 409A Plan”) as of the Signing Date is indicated as such on Schedule 4.20(j) No options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty Taxes paid pursuant to Section 409A of the Code.

4.21          Environmental Matters. Except as set forth in Schedule 4.21:

(a)               Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)               No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)               No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)               No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e)               There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)                To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g)               The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis, all occupational health studies, all results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company, and all correspondence with regulatory authorities in the custody or under the control of any Target Company.

4.22          Transactions with Related Persons. Except as set forth on Schedule 4.22, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the relevant Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services, expenses, or bonuses as directors, officers or employees of the relevant Target Company in the ordinary course of business or related to the transactions contemplated by this Agreement or retention) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than five percent (5%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.22, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any material receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other obligation or commitment to any Related Person.

4.23          Insurance.

(a)               Schedule 4.23(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)               Schedule 4.23(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the three (3) years preceding the Signing Date, no Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.24          Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business and in accordance with applicable Laws.

4.25          Certain Business Practices.

(a)               No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any Anti-Corruption Laws or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)               The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)               No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, Sudan, the Crimean region of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.26          Compliance with Privacy and Information Security Laws, Privacy Policies and Certain Contracts. Except as set forth on Schedule 4.26:

(a)               Each Target Company complies, and has at all times been in compliance with all applicable Privacy and Information Security Laws, and with privacy and information security obligations to which it is subject under Contract, privacy policy, or online terms of use. Each Target Company has provided notifications to, and has obtained consent from, Persons regarding its Processing of Personal Data where such notice or consent is required by Privacy and Information Security Laws. Each Target Company has collected all Personal Data in accordance with its respective privacy policies and Privacy and Information Security Laws, and the Company’s collection of such Personal Data or any other data from third parties is in accordance with any requirements from such third parties, including written website terms and conditions. Each Target Company provided all notices and obtained all consents required in connection with any use of cookies, device or browser, cross-device tracking, or other user, device, account, or other tracking technology or similar technology, in connection with the use of such technologies in accordance with Privacy and Information Security Laws. No Target Company currently, nor at any time has it ever sold, rented, or otherwise made available any Personal Data to non-affiliated third parties for the third parties’ own use in violation of any Privacy and Information Security Laws or other information privacy and security obligations.

(b)               Neither the execution, delivery, or performance of this Agreement or the other operative documents nor the consummation of the transactions contemplated in this Agreement or the other operative documents, or the transfer of any or all Personal Data hereunder will violate any applicable Privacy and Information Security Laws.

(c)               There has been no unauthorized access, use, loss, destruction, modification, disclosure or other Processing of Personal Data in the possession or control of any Target Company (a “Security Breach”). No Target Company has provided any notices to, nor have they been legally required to provide any such notices, to any Person as a result of any such Security Breach. No third party processing Personal Data on behalf of any Target Company has experienced a Security Breach affecting Personal Data of any Target Company.

(d)               All information technology and computer systems, servers, networks, databases, computer hardware and equipment used to process, store, generate, analyze, maintain and operate data or information that are owned by, licensed or leased to or otherwise under the control of any Target Company (collectively, the “Business Systems”) are (i) in good repair and operating condition, ordinary wear and tear excepted, and are sufficient for the needs of their business as currently conducted and (ii) to the Knowledge of the Company, do not contain any malware, viruses, or other vulnerabilities that would reasonably be expected to materially interfere with the ability of any Target Company to conduct its business or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Data or other non-public information. There has been (i) no disruption, interruption or outage to any material Business System, and (ii) to the Knowledge of the Company, no unauthorized breach of the security of the Business Systems.

(e)               Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy and Information Security Laws by any Target Company, (ii) no Target Company has been given written notice of any criminal, civil or administrative violation of any Privacy and Information Security Laws, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of any Target Company (including by any agent, subcontractor or vendor of any Target Company).

(f)                To the Knowledge of the Company, each Contract between a Target Company and a customer of a Target Company contains all the terms and conditions that such Target Company is required to include therein under such Target Company’s Contracts with its vendors and suppliers.

4.27          Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.28          Finders and Brokers. Except as set forth in Schedule 4.28, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.29          No Undisclosed Liabilities. Except for any fees and expenses payable by the Target Companies as a result of or in connection with the consummation of the transactions contemplated hereby, there is no Liability, debt or obligation of or claim or judgment against any of the Target Companies (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for Liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Company SEC Reports, (ii) that have arisen since the date of the most recent balance sheet included in the Company SEC Reports in the ordinary course of business of the Company, or (iii) which would not be, or would not reasonably be expected to be, material to the Company.

4.30          Regulatory Compliance.

(a)               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Target Company, or, to the Company’s Knowledge, any of their respective Representatives or any other Persons, in each case to the extent acting for and on behalf of any of the Target Companies, is or has been (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) – (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.

(b)               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Target Company, or, to the Company’s Knowledge, any of their respective Representatives or any other Persons, in each case to the extent acting for and on behalf of any of the Target Companies has (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clause (i) or (ii), in violation of the Anti-Corruption Laws.

(c)               To the Company’s Knowledge, as of the Signing Date, (i) there are no pending or threatened Actions, filings, Governmental Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws, Sanctions Laws or Export Control Laws by the Company, any of its Subsidiaries or any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Company or any of its Subsidiaries, and (ii) no such Actions, filings, Governmental Orders, inquiries or governmental investigations have been threatened in writing or are pending.

(d)               No Target Company has not had any material operations or business in the United States.

4.31          Additional Intellectual Property and IT Security Representations.

(a)               No Target Company has materially breached any material licenses and services contracts, including such licenses and contracts relating to the purchase of a sufficient number of license seats for all Software, with respect to Business Systems. Except as set forth on Schedule 4.31: (i) all Business Systems are operational, fulfill the purposes for which they were acquired or developed, have security, back-ups, and disaster recovery arrangements in place and hardware and Software capacity, support, and maintenance, and trained personnel, which are sufficient in all material respects for the current needs of the business of each Target Company and (ii) to the Company’s Knowledge, all Business Systems are free from any material defect, bug, malware, spyware or other material virus or other material programming design or documentation error or corruptant. Each Target Company has reasonable disaster recovery, data back-up, and security plans, procedures, and facilities and has always taken reasonable steps to safeguard the availability, security, and integrity of the Business Systems and all data and information stored thereon, including from unauthorized access and infection by material malicious code. The Business Systems have never suffered any material failure that was not remedied without material liability or cost or the duty to notify any Person. Each Target Company takes reasonable actions to protect the confidentiality, ownership, integrity and security of their Business Systems and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties, and there have never been any material breaches of the same that have not been corrected or remedied without material liability or cost or the duty to notify any Person.

(b)               Each Target Company is and has always been in compliance with all applicable Privacy and Information Security Laws in all material respects. Each Target Company and to the Company’s Knowledge, any third party Processing Personal Data on behalf of any Target Company, has never experienced any material Security Breach, and the Company is not aware of any notices or complaints from any Person regarding such a Security Breach. No Target Company has received any written notice that it is subject to any enforcement Action by any Governmental Authority or any material Action by any other Person, in each case, that alleges the unauthorized Processing of Protected Data or non-compliance with applicable Privacy and Information Security Laws, excluding for clarity, individual data deletion, “opt out” or similar privacy rights requests in the ordinary course of business. Each Target Company maintains reasonable systems and procedures to receive and effectively respond, to the extent required by applicable Law, to complaints and individual rights requests in connection with the Company’s Processing of Personal Data, and, to the extent required by applicable Law, each Target Company has complied with such individual rights requests in all material respects.

(c)               Each Target Company complies with Privacy and Information Security Laws in all material respects with respect to providing individuals with privacy notices, and each Target Company complies in all material respects with all requirements relating to data localization and the cross-border transfer of Personal Data under applicable Law.

(d)               Each Target Company has valid and legal rights, in all material respects, to Process all Protected Data that is Processed by or on behalf of such Target Company in connection with the use and/or operation of its products, services and business, and the execution, delivery, and performance of this Agreement will not adversely affect these rights or violate any applicable Privacy and Information Security Laws in any material respect. All sales and marketing activities by each Target Company have always been in compliance in all material respects with all applicable Laws that require the provision of notice and obtaining of consent from potential customers to receive such sales and marketing materials. Each Target Company has implemented reasonable physical, technical and administrative safeguards that are compliant with applicable Privacy and Information Security Laws in all material respects and consistent in all material respects with industry standards that are designed to protect Personal Data from unauthorized access by any Person.

(e)               All material Software developed by or for the Company specifically for its cryptocurrency exchange business (the “Cryptocurrency Software”) is either owned by a Target Company or is otherwise used pursuant to a valid license or other enforceable right (including any applicable open source software license), provided, that this representation shall not be construed as a representation as to the non-infringement of any third-party Intellectual Property. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect: (x) none of the Cryptocurrency Software used by the Company and/or its Subsidiaries is a “bootleg” version or unauthorized copy; and (y) to the Knowledge of the Company, no such unauthorized software is used by the Company or any of its Subsidiaries. The Cryptocurrency Software and other information technology that is material to the operation of the businesses of the Company and/or any of its Subsidiaries as conducted as of the date of this Agreement: (i) are in satisfactory working order (apart from any that is under development) and (ii) have reasonable security, backups, disaster recovery arrangements, and hardware and software support.

4.32          Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.33          Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.34          Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, no Target Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Target Companies, the Company Stockholders, the Company Stock, the business of the Target Companies, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by any Target Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all Liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser, the Purchaser Representative or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser, the Purchaser Representative or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

Article V
COVENANTS

5.1              Access and Information.

(a)               During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the Consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b)               During the Interim Period, subject to Section 5.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the Consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

5.2              Conduct of Business of the Company.

(a)               Unless the Purchaser shall otherwise Consent in writing (such Consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.2 or in connection with the Interim Financing, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)               Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 5.2 or in connection with the Interim Financing, during the Interim Period, without the prior written Consent of the Purchaser (such Consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i)               amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)              split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Common Stock from former employees, non-employee directors and consultants in accordance with agreements as in effect on the Signing Date providing for the repurchase of shares in connection with any termination of service);

(iii)             increase the wages, salaries or compensation of its employees other than in the ordinary course of business, or make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business, to any employee, or materially increase other benefits of employees generally other than in the ordinary course of business, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business;

(iv)             make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(v)              transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company IP Licenses or other Company IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(vi)             terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business;

(vii)            fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(viii)           establish any Subsidiary or enter into any new line of business;

(ix)              fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(x)               revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xi)             waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xii)            close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xiii)           acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xv)            voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xvi)            sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii)           take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xviii)          accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business;

(xix)            enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business);

(xx)             cause a WARN-Type Event, in whole or in part;

(xxi)            appoint ore remove any directors; or

(xxii)           authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Company or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 5.2. The Company shall notify the Purchaser in writing of any such actions taken in accordance with the immediately foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the business of the Target Companies, in consultation with the Purchaser whenever practicable.

Notwithstanding anything contained herein, Purchaser acknowledges that during the Interim Period, (i) Company will need to obtain one or more bridge loans in the aggregate amount of up to $10,000,000 (the “Company Bridge Loan”) and Purchaser will not unreasonably object to the Company obtaining such Company Bridge Loan and (ii) the Company may authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards of the Company, which the Board of the Company believes to be in the best interest of the Company (the “Interim Financing”).

5.3              Conduct of Business of the Purchaser; Extension Payment; Capital Investment.

(a)               Unless the Company shall otherwise Consent in writing (such Consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)               In accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the Sponsor shall extend the deadline by which Purchaser must complete its Business Combination (an “Extension”), by depositing, on or prior to December 2, 2022, into the Trust Account an amount equal to $125,000, and each month thereafter shall deposit into the trust account $125,000 until the earlier of (a) June 2, 2023 and (b) the Effective Time (each, an “Extension Payment”), and no Consent of any other Party shall be required in connection therewith; provided that (x) if such Extension falls beyond the Outside Date, the Consent of the Company shall be required, (y) no Extension shall cause the PIPE Investors to terminate, materially reduce or demand additional material compensation or rights in the PIPE Investment, and (z) subject to Section 5.3(c), the costs and expenses necessary for an Extension shall be borne solely by the Sponsor unless agreed to in writing by the Company.

(c)               Notwithstanding anything contained in Section 5.3(b), if the Sponsor does not pay such Extension Payment and deliver written evidence to the Company in accordance with Section 10.1 that such Extension Payment has been made on or prior to the date ten (10) calendar days before such Extension Payment is due, the Company or its designee may, in the Company’s sole discretion, either (i) pay such Extension Payment or (ii) terminate this Agreement in accordance with Section 8.1, and no Consent of any other Party shall be required in connection therewith.

(d)               To fund the Extension Payment and to provide the Purchaser with capital to fund its ongoing working capital needs (each a “Capital Investment” and collectively, “Capital Investments”), a pool of (x) up to Seven Hundred Fifty Thousand (750,000) Purchaser Private Warrants and (y) up to Five Hundred Thousand (500,000) shares of Purchaser Class A Common Stock is available to Purchaser to issue in connection with all such Capital Investments; provided, that any issuance of such Purchaser Private Warrants and Purchaser Class A Common Stock shall be made void and of no effect and shall not be recorded in the books and records of the Purchaser unless the corresponding Extension Payment has been made into the Trust Account; provided further, that to the extent that an Extension Payment is not timely made, and Company makes the Extension Payment pursuant to Section 5.3(c), then the Company or its designee shall receive One Hundred and Fifty Thousand (150,000) Purchaser Private Warrants and Eighty Three Thousand Three Hundred and Thirty Three (83,333) shares of Purchaser Class A Common Stock out of the aforementioned pool described in (x) and (y) in connection with each such Extension Payment. Alternatively, instead of the immediately aforementioned items (x) and (y), the party making such Capital Investment may instead receive a promissory note issued by the Purchaser for the amount of the Capital Investment on terms mutually agreed upon by the Purchaser and such party delivering the Capital Investment (the “Promissory Note”), provided that the interest rate on the Promissory Note shall not exceed the interest rate that reasonable parties would agree to, taking into consideration all terms and conditions of the Promissory Note and general market conditions. Notwithstanding the preceding sentence, if the Purchaser shall require that any Purchaser Class A Common Stock or any Private Placement Warrants be issued in connection with the Promissory Note, then the Company shall have the right to consent to the terms of such Promissory Note, which consent shall not be unreasonably withheld or delayed.

(e)               Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE Investment Consented to by the Company in accordance with Section 5.20) or as set forth on Schedule 5.3, during the Interim Period, without the prior written Consent of the Company (such Consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i)               amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii)              authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser securities issuable upon conversion or exchange of outstanding Purchaser securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)             split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)             incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $50,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(e)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including any PIPE Investment, up to aggregate additional Indebtedness during the Interim Period of $250,000);

(v)               make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)              amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii)            terminate, waive or assign any material right under any Purchaser Material Contract;

(viii)           fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(ix)             establish any Subsidiary or enter into any new line of business;

(x)               fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi)             revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii)            waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii)            acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)           make capital expenditures in excess of $50,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv)             adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi)           voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or $50,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xvii)          sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)         enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix)            take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx)             cause a WARN-Type Event, in whole or in part; or

(xxi)            authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Purchaser or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 5.3. The Purchaser shall notify the Company in writing of any such actions taken in accordance with the immediately foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the Purchaser and its Subsidiaries.

Company acknowledges that during the Interim Period, Purchaser will need to obtain one or more bridge loans in the aggregate amount of up to $1,000,000 (the “Purchaser Bridge Loan”) and Company will not unreasonably object to the Purchaser obtaining such Purchaser Bridge Loan.

5.4              Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each three (3)-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Last Financials Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the Signing Date through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

5.5              Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the Purchaser Common Stock and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Purchaser Common Stock and the Purchaser Public Warrants.

5.6              Restrictive Covenants.

(a)               No Solicitation.

(i)                 For purposes of this Agreement, (A) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (B) an “Alternative Transaction” means (1) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (2) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(ii)              During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written Consent of the Company and the Purchaser, directly or indirectly, (A) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (B) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (C) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (D) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (E) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (F) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(iii)            Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (A) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (B) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(b)               Non-Disparagement. Each Party covenants and agrees that, following the Signing Date or until such time as the other Party or any of its agents, Subsidiaries, Affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 5.6(b), it shall not, and shall exercise reasonable best efforts to cause each of its respective agents, Subsidiaries, Affiliates, successors, assigns, officers, key employees or directors not to, in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s Subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s Subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current officer or director of a Party or a Party’s Subsidiaries who no longer serves in such capacity in connection with the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their Subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or Representatives.

5.7              No Trading. The Company and Purchaser each acknowledges and agree that it is aware, and that, to the Knowledge of the Company, the Company’s Affiliates and to the Knowledge of Purchaser, and the Purchase’s Affiliates, are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company and Purchaser hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser and the Company, respectively (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser or the Company, respectively, in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8              Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties, to the extent permitted by applicable Law, if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9              Efforts.

(a)               Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)               In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority.

(c)               As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)               Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e)               Each party to a Purchaser Support Agreement shall perform, or the Purchaser shall cause such Person to perform, all of its respective obligations under such Purchaser Support Agreement and each shall take all actions necessary or advisable to comply with each of the terms and conditions thereof.

5.10          Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law, Purchaser and its Affiliates (including, after the Closing Date, the Surviving Corporation), shall report, for federal income Tax purposes, the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of any relevant portion of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code by any Governmental Authority. Each of the Purchaser and the Company will use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors in connection with the issuance to Purchaser or the Company of advice or an opinion relating to the Tax consequences of the Mergers, including using reasonable best efforts to deliver to the relevant Tax advisor a certificate (dated as of the necessary date and signed by an officer of the Purchaser or the Company, or their respective affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such purposes.

5.11          Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12          The Registration Statement.

(a)               As promptly as practicable after the delivery of the Audited Company Financials, and following Purchaser’s reasonable satisfaction that the conditions set forth in Section 7.3(a) will be satisfied, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at a special meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger (and, to the extent required, the issuance of any shares in connection with the PIPE Investment), by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents and IPO Prospectus, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of the Amended Purchaser Certificate of Incorporation, including the change of name of the Purchaser, (iii) adoption and approval of a new equity incentive plan in a form to be mutually agreed between the Purchaser and the Company (the “Incentive Plan”), provided that such Incentive Plan shall include a provision that no Management Recipients may participate in the Incentive Plan while eligible to receive the Management Earnout Shares; (iv) adoption and approval of the RSU Incentive Plan; (v) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.17 hereof, and (vi) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (vi), collectively, the “Purchaser Stockholder Approval Matters”), and (vii) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider any such comments timely made in good faith. The Company shall provide Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Purchaser, Merger Subs or Sponsor for inclusion or incorporation by reference in the Registration Statement of any Purchaser SEC Filings or the Proxy Statement provided to the Purchaser’s stockholders; or (b) any projections or forecasts, including those included in the Registration Statement or the Proxy Statement provided to the Purchaser’s stockholders.

(b)               Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and, after the Closing, the Purchaser Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents; provided, however, that the Purchaser shall not amend or supplement the Registration Statement without prior written Consent of the Company, not to be unreasonably withheld, conditioned, or delayed.

(c)               Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall consider any such comments timely made in good faith under the circumstances.

(d)               As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s stockholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the Securities Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e)               Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption. Purchaser shall apply for, and shall take commercially reasonable actions to cause, the Purchaser Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq as of the Closing.

5.13          Company Stockholder Meeting.

(a)       As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting of its stockholders or otherwise solicit written Consents in order to obtain the Required Company Stockholder Approval (the “Company Special Meeting”), and the Company shall use its commercially reasonable efforts to solicit from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements.

(b)        As promptly as practicable after the Registration Statement has become effective, Purchaser will call a meeting of its stockholders or otherwise solicit written Consents in order to obtain the Required Purchaser Stockholder Approval, and the Purchaser shall take all actions necessary or advisable to secure the Required Purchaser Stockholder Approval, including enforcing the Purchaser Support Agreements.

5.14          Public Announcements.

(a)               The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written Consent of the Purchaser and the Company (neither of which Consent shall be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)               The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement); provided that the Purchaser provides the Company with a reasonable amount of time to complete such review, comment and approval prior to the third (3rd) Business Day after the date thereof. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company Representative and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the transactions contemplated hereby.

5.15          Confidential Information.

(a)               The Company and the Company Representative hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written Consent; and (ii) in the event that the Company, the Company Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Company Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Company Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b)               The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written Consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.16          Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including any Target Company) without first advising the Purchaser Representative in writing and giving the Purchaser Representative a reasonable opportunity to obtain possession thereof.

5.17          Post-Closing Board of Directors and Executive Officers.

(a)               The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board, one (1) person that is designated by the Purchaser prior to the Closing, and six (6) persons that are designated by the Company prior to the Closing, the majority of whom shall be required to qualify as an independent director under Nasdaq rules. At or prior to the Closing, the Purchaser will provide each director of Purchaser with a customary director indemnification agreement, in form and substance reasonably acceptable to such director of Purchaser. At or prior to the Closing, the Purchaser will provide each director of Purchaser with a customary director indemnification agreement, in form and substance reasonably acceptable to such director of Purchaser. On and after the Closing, the PubCo will provide each director and officer of the PubCo with a customary director indemnification agreement, in form and substance reasonably acceptable to such director and officer of the PubCo, and with a D&O insurance policy covering the PubCo’s directors and officers. The PubCo shall obtain and fully pay the premium for this new D&O insurance policy effective from the Closing with a D&O “tail” insurance option that provides coverage for up to a six (6)-year period from and after the D&O insurance policy expires or the director or officer is no longer with the PubCo for events occurring prior to the expiration or the director or officer leaving. The PubCo shall maintain the D&O insurance with the D&O tail insurance option in full force and effect, and continue to honor the obligations thereunder, and the PubCo shall timely pay or caused to be paid all premiums with respect to the D&O insurance policy and the D&O tail insurance when necessary.

(b)               The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

5.18          Reserved.

5.19          Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and including any proceeds received by Purchaser from any PIPE Investment shall first be used to pay (i) the Purchaser’s accrued Expenses, (ii) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter, to the extent not paid in Purchaser Common Stock, and any legal fees) of the IPO, (iii) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser, unless agreed to in writing by the Company, (iv) any other Liabilities of the Purchaser as of the Closing, and (v) the Transaction Expenses of the Company as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Purchaser and the Surviving Corporation.

5.20          RSU Incentive Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Company shall approve and adopt an RSU equity incentive plan (the “RSU Incentive Plan”), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date, initially reserving 10,000,000 RSUs entitling the holder to receive, subject to satisfying any vesting conditions set forth in the RSU Incentive Plan, 10,000,000 Shares of Purchaser Common Stock. The RSU Incentive Plan will provide for the following: (i) the underlying 10,000,000 shares of Purchase Common Stock will be subject to stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of common stock), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of common stock, occurring prior to the time any such Purchaser Common Stock is delivered; (ii) the vesting of such RSUs shall be subject to the same earn-out provisions as the Earnout Shares (which, for the avoidance of doubt, includes continued employment through the applicable settlement date unless otherwise provided in the applicable award agreement); (iii) the issuance to recipients of RSUs shall be in the discretion of the Board, provided that such RSU Incentive Plan shall include a provision that no Management Recipients may participate in the RSU Incentive Plan while eligible to receive the Management Earnout Shares; and (iv) such other terms as shall be mutually agreed by the Parties. The Purchaser shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Purchaser Common Stock issuable pursuant to the RSU Incentive Plan. Such registration statement shall be filed as soon as reasonably practicable after registration of shares on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) first becomes available to the Company, and the Company shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the RSU Incentive Plan remain outstanding.

5.21          Pipe Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser shall use reasonable commercial efforts to enter into and consummate subscription agreements (each a “Subscription Agreement” and collectively, the “Subscription Agreements”) with certain investors (each a “PIPE Investor” and collectively, the “PIPE Investors”) relating to a private equity investment in Purchaser to purchase shares of Purchaser in connection with a private placement, or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the Company and Purchaser, acting reasonably (a “PIPE Investment”), and Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective reasonable commercial efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). If the Purchaser elects to seek such additional Subscription Agreements, the Purchaser shall use its reasonable commercial efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the Subscription Agreements and consummate the transactions contemplated thereby. The Purchaser shall not terminate, or amend or waive in any manner materially adverse to the Purchaser, any Subscription Agreement without the Company’s prior written Consent (not to be unreasonably withheld, delayed or conditioned), other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements. Each of the Purchaser and, as applicable, the Company, shall, and shall cause its Affiliates to, use reasonable commercial efforts to avoid being in breach or default under the Subscription Agreements. Additionally, during the Interim Period, the Purchaser may, but shall not be required to, enter into and consummate additional Subscription Agreements with additional PIPE Investors, including in the event that there is an actual or threatened material breach or default by a PIPE Investor under a Subscription Agreement, or the Purchaser reasonably believes in good faith that such PIPE Investor otherwise is not willing or able to consummate the transactions contemplated thereby upon the satisfaction of the conditions of such PIPE Investor’s closing obligations thereunder, which additional Subscription Agreements shall become part of the PIPE Investment hereunder; provided, that the terms of such additional Subscription Agreements shall not, without the Company’s prior written Consent (not to be unreasonably withheld, delayed or conditioned), be materially worse to the Purchaser or the Company than those set forth in existing Subscription Agreements. If the Purchaser elects to seek such additional Subscription Agreements (with, solely with respect to any additional Subscription Agreements containing terms that are substantially different from the terms of Subscription Agreements then in effect, the Company’s prior written Consent, not to be unreasonably withheld, delayed or conditioned), the Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such additional Subscription Agreements and use their respective reasonable commercial efforts to cause such additional Subscription Agreements to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Purchaser). The Purchaser will deliver to the Company true, correct and complete copies of each executed Subscription Agreement entered into by the Purchaser and any other Contracts between the Purchaser and PIPE Investors that could affect the obligation of such PIPE Investors to contribute to the Purchaser their applicable portion of the aggregate gross proceeds of the PIPE Investment as set forth in the Subscription Agreement of such PIPE Investor. As of the Signing Date and on the Closing Date, each such executed Subscription Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to applicable Enforceability Exceptions. The Purchaser Securities to be issued in connection with the PIPE Investment will be, when issued, duly authorized and, when issued and delivered to the PIPE Investors against full payment therefor in accordance with the terms of each Subscription Agreement, such shares will be validly issued, fully paid and non-assessable. There are no other Contracts between Purchaser and any PIPE Investor relating to any such Subscription Agreement and, as of the Signing Date and on the Closing Date, Purchaser does not have actual knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any such Subscription Agreement not being satisfied on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser under any material term or condition of any such Subscription Agreement and, as of the Signing Date and on the Closing Date, Purchaser does not have reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any such Subscription Agreement on the Closing Date. No fees, cash consideration or other discounts are payable or have been agreed to be paid by Purchaser (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements. The Company shall not enter into any Contract with a PIPE Investor during the Interim Period without the prior written Consent of the Purchaser, not to be unreasonably withheld, delayed or conditioned.

Article VI
NO SURVIVAL

6.1              No Survival. Representations and warranties of the Company and the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the Purchaser or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Article VII
CLOSING CONDITIONS

7.1              Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a)               Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters that are submitted to the vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

(b)               Required Company Stockholder Approval. Written Consents representing the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise) shall have been obtained, as necessary, to authorize, approve and Consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Required Company Stockholder Approval”).

(c)               Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d)               Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e)               Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(e) shall have each been obtained or made.

(f)               No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g)               Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemptions and any funded PIPE Investment, the Purchaser shall have net tangible assets of at least $5,000,001.

(h)               Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.17.

(i)               Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop Order or similar Order shall be in effect with respect to the Registration Statement.

(j)               Nasdaq Listing. The shares of Purchaser Common Stock issued as Merger Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance.

7.2              Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)               Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b)               Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)               No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d)               Certain Ancillary Documents. The Lock-Up Agreement executed by Sponsor shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e)               Minimum Cash Condition. Upon the Closing, the Purchaser shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any PIPE Investment, net of the Purchaser’s and Company’s unpaid Expenses and Liabilities, at least equal to Fifty Million Dollars ($50,000,000) (the “Minimum Cash Condition”); provided, however, that the Minimum Cash Condition shall be reduced dollar for dollar by the amount raised in the Interim Financing, net of investment banking and legal expenses incurred in connection with the Interim Financing.

(f)               Closing Deliveries.

(i)               Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(ii)               Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Conversion), (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Stockholder Approval has been obtained, (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound, and (E) the composition of the Post-Closing Purchaser Board being compliant with Section 5.17(a).

(iii)               Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions, and shall deliver evidence that all payments due to the state of Purchaser’s jurisdiction have been made.

(iv)               Registration Rights Agreement. The Company shall have received a copy of the Registration Rights Agreement, duly executed by the Purchaser and the Sponsor.

(v)               Closing Financing Certificate. Not more than two (2) Business Days prior to the Closing, Purchaser shall deliver to the Company a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Purchaser Financing Certificate”) setting forth (A) the number of Purchaser Securities outstanding as of the Closing after giving effect to the Redemption, (B) the amount to be paid out by the Purchaser after giving effect to the Redemption, (C) the unpaid Purchaser’s Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, (D) the PIPE Investment Amount to be received by Purchaser at the closing of the PIPE Investment or any alternative PIPE Investment or Private Placement and wire transfer instructions for the payment thereof, and (E) the amount of cash available in the Trust Account as of the Closing Date prior to any distributions or payments pursuant to the Trust Account.

(vi)               Lock-Up Agreement. The Purchaser shall have delivered to the Company copies of the Lock-Up Agreement duly executed by the Sponsor.

7.3              Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 7.1, the obligations of the Purchaser and Merger Subs to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a)               Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b)               Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)               No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d)               Certain Ancillary Documents. Each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e)               PCAOB Audited Financials. The Purchaser shall have received true and complete copies of the audited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of June 30, 2022 and June 30, 2021, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards.

(f)               September Financials. Within ten (10) calendar days of the Signing Date, the Purchaser shall have received true and complete copies of the Company’s prepared and internally reviewed financial statements, consisting of the consolidated balance sheet of the Target Companies as of September 30, 2022 and the related consolidated income statement, changes in stockholder equity and statement of cash flows for the nine (9) months then ended.

(g)              Authorized Shares of Company Common Stock. Prior to the First Effective Time, the Company has authorized a sufficient number of shares of Company Common Stock to allow for the conversion of the Company Preferred Stock as described in Section 1.13.

(h)              Closing Deliveries.

(i)               Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c).

(ii)               Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii)               Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of such Target Company’s jurisdiction of organization and from each other jurisdiction in which such Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)               Certified Charter. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the State of Wyoming as of a date no more than ten (10) Business Days prior to the Closing Date.

(v)               Employment Agreements. The Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and the Purchaser, between each of the persons set forth in Schedule 7.3(h)(v) hereto and the applicable Target Company or the Purchaser, as noted in Schedule 7.3(h)(v), each such employment agreement duly executed by the parties thereto.

(vi)               Lock-Up Agreement. The Company shall have delivered to the Purchaser copies of the Lock-Up Agreement duly executed by the Significant Company Holders.

(vii)               Non-Competition Agreements. The Company shall have delivered to the Purchaser copies of a Non-Competition and Non-Solicitation Agreement in favor of Purchaser and the Company duly executed by each of the Key Management members.

(viii)               Transmittal Documents. The Exchange Agent shall have received from each Company Stockholder the Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.

(ix)               Company Convertible Securities. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Company shall have terminated, extinguished and cancelled in full any outstanding Company Convertible Securities or commitments therefor.

(x)               Resignations. Subject to the requirements of Section 5.18, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.

7.4              Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII
TERMINATION AND EXPENSES

8.1              Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)              by mutual written Consent of the Purchaser and the Company;

(b)               by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by June 2, 2023 (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension from the Company, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension if granted and (iii) such period as determined by Purchaser and the Company); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)               by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)              by written notice by the Company to Purchaser, if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, the IPO Prospectus or any filings with the SEC, Nasdaq or the Financial Authority, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e)              by written notice by the Purchaser to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f)               by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured for at least ten (10) business days after written notice of such Material Adverse Effect is provided by the Purchaser to the Company;

(g)               by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained; or

(h)              by written notice by either the Purchaser or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, and the Required Company Stockholder Approval was not obtained.

8.2              Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 8.3, 9.1, Article XI and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Section 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3              Fees and Expenses. Subject to Sections 5.3, 5.19, 9.1, and Article XI all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall not include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees), and shall not include the Extension Payment, and notwithstanding anything contained herein, (x) all such deferred expenses (including the Extension Payment) shall be paid by the Party incurring such expenses, and shall not be subject to be paid out of the Trust Account upon consummation of the Closing and (y) the Purchaser will use commercially reasonable efforts to cause all underwriters’ fees to be paid in Purchaser Class A Common Stock, on terms reasonably acceptable to the Company.

Article IX
WAIVERS AND RELEASES

9.1              Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and the Company Representative each hereby acknowledges that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account prior to the Closing only: (a) to the Public Stockholders in the event they elect to redeem their Purchaser Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Company Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Company Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Company Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on Contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Company Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company and the Company Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Company Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Company Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Company Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Company Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Company Representative (on behalf of the Company Stockholders) and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article X
MISCELLANEOUS

10.1          Notices. All notices, Consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including e-mail), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Subs at or prior to the Closing, to:

OceanTech Acquisitions I Corp.
515 Madison Avenue, 8th Floor Suite 8133

New York, New York 10022
Attn: Joseph Adir
Telephone No.: +447739777070
E-mail: ja@oceantechspac.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

If to the Purchaser Representative, to:

OceanTech Acquisitions I Sponsors LLC
c/o OceanTech Acquisitions I Corp.
515 Madison Avenue, 8th Floor Suite 8133

New York, New York 10022
Attn: Joseph Adir
Telephone No.: +447739777070
E-mail: ja@oceantechspac.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

If to the Company or the Surviving Corporation, to: Majic Wheels Corp. 2401 Fountain View Drive Suite 312 Houston, TX 77057 Telephone No.: 917-539-4271 E-mail: info@majiccorp.co with a copy (which will not constitute notice) to:

Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
Attn: Rajiv Khanna
Facsimile No.: (212) 318-3400
Telephone No.: (212) 318-3168
Email: rajiv.khanna@nortonrosefulbright.com

If to the Company Representative to: Jeffrey H. Coats Majic Corp., Executive Chairman 5558 San Palazzo Court Las Vegas, NV 89141 Telephone No.: 917-539-4271 E-mail: jeff@majiccorp.co with a copy (which will not constitute notice) to:

Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
Attn: Rajiv Khanna
Facsimile No.: (212) 318-3400
Telephone No.: (212) 318-3168
Email: rajiv.khanna@nortonrosefulbright.com

If to the Purchaser after the Closing, to: Majic Corp. Attn: Jeff Coats Telephone No.: 917-539-4271 E-mail: info@majiccorp.co and the Purchaser Representative with a copy (which will not constitute notice) to:

Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
Attn: Rajiv Khanna
Facsimile No.: (212) 318-3400
Telephone No.: (212) 318-3168
Emailrajiv.khanna@nortonrosefulbright.com

and

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

10.2          Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written Consent of the Purchaser and the Company (and after the Closing, the Purchaser Representative and the Company Representative), and any assignment without such Consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3          Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.4          Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York, New York. The language of the arbitration shall be English.

10.5          Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 10.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 10.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.6          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7          Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.8          Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.9          Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the Purchaser Representative and the Company Representative.

10.10      Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Company Representative on behalf of itself and the Company Stockholders, may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Company Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written Consent of the Purchaser Representative.

10.11      Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.12      Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

10.13      Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.14      Purchaser Representative.

(a)               The Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints OceanTech Acquisitions I Sponsors LLC, in the capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and Representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to the Earnout under Section 1.9; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Company Stockholders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the Purchaser Representative shall be binding upon the holders of Purchaser Securities and its Subsidiaries, successors and assigns (other than the Company Stockholders immediately prior to the Effective Time and their respective successors and assigns who have become holders of Purchaser Securities after the Effective Time), and neither such holders of Purchaser Securities and its Subsidiaries, successors and assigns (other than the Company Stockholders immediately prior to the Effective Time and their respective successors and assigns who have become holders of Purchaser Securities after the Effective Time) nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.14 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement. For the avoidance of doubt, notwithstanding the powers granted to the Purchaser Representative in this Section 10.14 by the Purchaser and its Representatives prior to the Closing and the creation of the Post-Closing Purchaser Board, nothing in this Section 10.14 gives the Purchaser Representative power to control the Post-Closing Purchaser Board after the Closing.

(b)               The Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 10.14 shall survive the Closing and continue indefinitely.

(c)               The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Company Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

10.15      Company Representative.

(a)               Each Company Stockholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Jeffrey H. Coats, in its capacity as the Company Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Company Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Company Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Company Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Company Representative Documents, including: (i) controlling and making any determinations with respect to the Earnouts under Section 1.9; (ii) terminating, amending or waiving on behalf of such Person any provision of any Company Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Company Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Company Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Company Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Company Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Share; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Company Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Company Representative shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.15 are irrevocable and coupled with an interest. The Company Representative hereby accepts its appointment and authorization as the Company Representative under this Agreement.

(b)               Any other Person, including the Purchaser Representative, the Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Company Representative as the acts of the Company Stockholders under any Company Representative Documents. The Purchaser Representative, the Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Company Representative as to (i) any payment instructions provided by the Company Representative or (ii) any other actions required or permitted to be taken by the Company Representative hereunder, and no Company Stockholder shall have any cause of action against the Purchaser Representative, the Purchaser or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Company Representative. The Purchaser Representative, the Purchaser and the Company shall not have any Liability to any Company Stockholder for any allocation or distribution among the Company Stockholders by the Company Representative of payments made to or at the direction of the Company Representative. All notices or other communications required to be made or delivered to a Company Stockholder under any Company Representative Document shall be made to the Company Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder shall be made by the Company Representative (except for a notice under Section 10.15(d) of the replacement of the Company Representative).

(c)               The Company Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Company Representative believes to be in the best interest of the Company Stockholders, but the Company Representative will not be responsible to the Company Stockholders for any losses that any Company Stockholder may suffer by reason of the performance by the Company Representative of the Company Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Company Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Company Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Company Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Company Representative’s duties under any Company Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Company Representative. In no event shall the Company Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Company Representative shall not be liable for any act done or omitted under any Company Representative Document as the Company Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Company Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Company Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Company Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Company Representative under this Section 10.15 shall survive the Closing and continue indefinitely.

(d)               If the Company Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Company Representative (by vote or written Consent of the Company Stockholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Company Representative” for purposes of this Agreement.

10.16      Legal Representation. The Parties agree that, notwithstanding the fact that Nelson Mullins may have, prior to Closing, jointly represented the Purchaser, Merger Subs and the Purchaser Representative in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Nelson Mullins will be permitted in the future, after Closing, to represent Purchaser, the Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Company Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Nelson Mullins’s future representation of one or more of Purchaser, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company or the Company Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Nelson Mullins of the Purchaser, Merger Subs, the Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Purchaser and the Purchaser Representative shall be deemed the clients of Nelson Mullins with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Purchaser and the Purchaser Representative, shall be controlled by Purchaser and the Purchaser Representative and shall not pass to or be claimed by Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XI
DEFINITIONS

11.1          Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Purchaser Representative shall be deemed to be an Affiliate or the Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Anti-Corruption Laws” means collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other applicable anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, commissions or other variable compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, and in each case that is maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent.

“Bonus Event” has the meaning set forth in Section 1.9(g).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Board” has the meaning set forth in the recitals.

“Company Charter” means the Articles of Incorporation of the Company, as amended and effective under the WBCA, prior to the Effective Time.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, the Company Preferred Stock and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Preferred Stock” means the convertible preferred stock of the Company.

“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of Company Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Dilution Quotient” the number obtained (expressed as a decimal) calculated by dividing by (x) the number of Interim Financing Shares by (y) the number of Company Common Stock on an as converted, fully diluted basis as of prior to the Interim Financing.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” means any shares of Company Stock for which a Company Stockholder has exercised appraisal rights pursuant to Section 262 of the DGCL or the corresponding section under the WBCA.

“Earnout Portion” means the following portion of the Earnout Shares: (i) in respect of the Sponsor, the number of Earnout Shares equal to the total number of Earnout Shares multiplied by ten percent (10%), (ii) in respect of the Management Recipients, each Management Recipient’s pro rata portion as listed on Schedule 1.9 of the number of Earnout Shares equal to, in the aggregate for all Management Recipients, to the total number of Earnout Shares multiplied by forty percent (40%), and (iii) in respect of the Company Stockholders as of the Effective Time, each Company Stockholder’s Pro Rata Share of the number of Earnout Shares equal to, in the aggregate for all of the Company Stockholders, the total number of Earnout Shares multiplied by fifty percent (50%).

“Earnout Recipients” has the meaning set forth in Section 1.10.

“Earnout Shares” has the meaning set forth in Section 1.10.

“EBITDA” means, following the Closing, with respect to the Purchaser and its Subsidiaries on a consolidated basis, for any measurement period, net income of the Purchaser plus to the extent reducing such net income, interest expense, income taxes, depreciation expense and amortization expense, as further adjusted to exclude expenses related to the Purchaser’s costs of maintaining its SEC registration and exchange listing (including D&O insurance), stock-based compensation, transaction fees, expenses and other amounts related to the Purchaser’s IPO and the transactions contemplated by this Agreement, expenses recorded to earnings relating to investments, any other non-cash expenses or losses, as further adjusted for extraordinary or non-recurring items, in each case determined on a consolidated basis.

“EBITDA Target” means each of the 2023 EBITDA Target, the 2024 EBITDA Target, and the 2025 EBITDA Target, individually, and collectively as context requires “EBITDA Targets”.

“Environmental Law” means any Law or any governmental order or binding agreement with any Governmental Authority in any way relating to (a) the protection of human health and safety, (b) pollution (or the cleanup thereof) or the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1151 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 111 et seq., Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in Contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.

“First Certificate of Merger” has the meaning set forth in Section 1.2.

“First Effective Time” has the meaning set forth in Section 1.2.

“First Merger Transactions” has the meaning set forth in the recitals.

“First Merger” has the meaning set forth in the recitals.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) or otherwise regulated under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, poly- and perfluoroalkyl substances, pesticides and oils, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (j) any unpaid payment obligations of such Person with respect to any services performed by any independent contractor, director, or consultant, in each case, payable in respect of any services performed for the Company through the Closing Date, (k) any portion of any payment obligation of such Person with respect to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby which is not included as a Transaction Expense, and (l) all obligation described in clauses (a) through (k) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Interim Financing Additional Shares” means the number of Purchaser Class A Common Stock equal to the product obtained by multiplying 20,000,000 by the Dilution Quotient, rounded to the nearest whole share.

“Interim Financing Shares” means the additional shares of Company Stock issued or issuable at Closing as a result of the Interim Financing.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of May 27, 2021, and filed with the SEC on June 1, 2021 (File No. 333-255151).

“IPO Underwriter” means Maxim Group LLC.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Key Management” means the Jeffrey H. Coats, Sathyanandham Anguswamy, and Subramanyeswara Sarma Vempati.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of Jeffrey H. Coats, Sathyanandham Anguswamy, pr Subramanyeswara Sarma Vempati, after reasonable inquiry consistent with their respective job duties and functions or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry consistent with their respective job duties and functions, or (B) if a natural person, the actual knowledge of such natural person after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Management Earnout Recipients” has the meaning set forth in Section 1.9.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business (including with respect to or as a result of any material worsening of the ongoing COVID-19 pandemic); (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate (including with respect to or as a result of any material worsening of the ongoing COVID-19 pandemic); (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or epidemic or pandemic (including COVID-19); (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) the announcement or pendency of the transactions contemplated by this Agreement (provided that this clause (vi) shall not apply to any representation or warranty to the extent such representation or warranty relates to the consequences resulting from the execution, announcement, performance or existence of this Agreement); (vii) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority (including COVID-19 Measures); and (viii) with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Sub 1” has the meaning set forth in the recitals.

“Merger Sub 2” has the meaning set forth in the recitals.

“Merger Sub Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub 1.

“Merger Subs” has the meaning set forth in the recitals.

“Mergers” has the meaning set forth in the recitals.

“Nasdaq” means the Nasdaq Global Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“OTC Pink” means the marketplace for trading over-the-counter securities operated by OTC Markets Group Inc. and designated as the OTC Pink.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, Consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit or operational expenses, in each case arising in the ordinary course of business, (e) Liens incurred in connection with Permitted Debt, Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means any data or information relating to an identified or identifiable natural person; an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity, including (in each case to the extent applicable) unique device or browser identifiers, name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, biometric data, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term. For greater certainty, this also includes all such information with respect to employees, individual contractors or temporary workers of the Company.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Privacy and Information Security Laws” means all Laws relating to privacy and protection or Processing or both of Personal Data and/or protected health information, including without limitation (and to the extent the following Laws are applicable), HIPAA, the Health Information Technology for Economic and Clinical Health Act (HITECH), the California Computer Crime Law (CCCL), California Penal Code Sec. 502, California Invasion of Privacy Act, California Penal Code Sec. 630 et seq., Fair Credit Reporting Act (FCRA), California Consumer Legal Remedies Act (CLRA), California Civil Code Sec. 1750 et seq., Unfair Competition Law, California Business and Professions Code Sec. 17200 et seq., the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM Act), the Telephone Consumer Protection Act (TCPA), the California Consumer Privacy Act of 2018 (CCPA), the New York Stop Hacks and Improve Electronic Data Security Act (SHIELD Act), the Payment Card Industry Data Security Standard (PCI DSS), and any and all similar Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification, to the extent any such Laws are applicable.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the portion of the Stockholder Closing Merger Consideration payable by the Purchaser to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Stockholder Closing Merger Consideration payable by the Purchaser to all Company Stockholders in accordance with the terms of this Agreement.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Process” or “Processing” means, with respect to Personal Data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, aggregation, de-identification or combination of such Personal Data.

“PubCo” means the Purchaser following the Closing.

“Purchaser Board” has the meaning set forth in the recitals.

“Purchaser Certificate of Incorporation” means the Purchaser’s Certificate of Incorporation, as amended, filed with the Secretary of the State of Delaware on and effective as of May 27, 2021.

“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Common Stock” means the shares of Purchaser Class A Common Stock and Purchaser Class B Common Stock, collectively.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Company Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Company Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Preferred Shares” means preferred shares, par value $0.0001 per share, of Purchaser.

“Purchaser Private Warrants” means one whole warrant entitling the holder thereof to purchase one share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one share of Purchaser Class A Common Stock and one Purchaser Public Warrant.

“Purchaser Public Warrants” means one whole warrant that was included as part of each Purchaser Public Unit, entitling the holder thereof to purchase one share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Public Units, the Purchaser Common Stock, the Purchaser Preferred Shares and the Purchaser Warrants, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Purchaser’s Organizational Documents” means the Purchaser Certificate of Incorporation and the Bylaws of the Purchaser.

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Registration Rights Agreement” means the Registration Rights Agreement in a form to be mutually agreed between the Purchaser and the Company.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representative Party” has the meaning set forth in Section 1.12(a).

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Revenue Target” means each of the 2023 Revenue Target, the 2024 Revenue Target, and the 2025 Revenue Target, and collectively the “Revenue Targets”.

“RSU” means a restricted stock unit of the Purchaser.

“Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Second Certificate of Merger” has the meaning set forth in Section 1.2.

“Second Effective Time” has the meaning set forth in Section 1.2.

“Second Merger” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means any Company Stockholder who (i) is an executive officer or director of the Company or (ii) owns more than five percent (5%) of the issued and outstanding shares of the Company (treating any Company Preferred Stock and Company Convertible Securities on an as-converted to Company Common Stock basis).

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means OceanTech Acquisitions I Sponsors LLC.

“Sponsor Earnout Shares” has the meaning set forth in Section 1.10.

“Stockholder Earnout Shares” has the meaning set forth in Section 1.8(b)(i).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Entity” has the meaning set forth in Section 1.1.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which the Purchaser Common Stock is then traded.

“Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Purchaser, Merger Sub or any Target Company in connection with the Mergers or the other transactions contemplated by this Agreement; provided, however, that notwithstanding anything to the contrary herein, Transaction Expenses shall include all fees, securities or other consideration paid, payable, delivered or deliverable.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of May 27, 2021, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer and Trust Company, in its capacity as trustee under the Trust Agreement.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988.

“WBCA” means the Wyoming Business Corporations Act, as amended.

“WLLCA” means the Wyoming Limited Liability Company Act, as amended.

11.2          Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
2023 EBITDA Target	1.9(b)	DLLCA	1.1
2024 EBITDA Target	1.8(b)(v)	Independent Expert Notice Date	1.12(a)
2025 EBITDA Target	1.8(b)(vi)	Interim Financing	5.2(b)
2023 Revenue Target	1.8(b)(ii)	Interim Period	5.1(a)
2024 Revenue Target	1.8(b)(iv)	Last Financials Date	4.7(a)
2025 Revenue Target	1.8(b)(vi)	Interim Period	5.1(a)
Accounts Receivable	4.7(f)	Letter of Transmittal	1.17(a)
Acquisition Proposal	5.6(a)	Lock-Up Agreement	Recitals
Agreement	Preamble	Mergers	Recitals
Alternative Transaction	5.6(a)	Merger Sub 1	Preamble
Amended Purchaser Certificate of Incorporation	1.21	Merger Sub 2	Preamble
Antitrust Laws	5.9(b)	Merger Subs	Preamble
Audited Company Financials	4.7(a)	Minimum Cash Condition	7.2(e)
Business Combination	9.1	Nelson Mullins	2.1
Business Systems	4.26(d)	Non-Competition Agreement	Recitals
Capital Investment	5.3(d)
Catch Up Earnout	1.12(b)	OFAC	3.19(c)
CFO	1.12(a)	Off-the-Shelf Software	4.14(a)
Closing	2.1	Outbound IP License	4.14(c)
Closing Date	2.1	Outside Date	8.1(b)
Closing Filing	5.14(b)	Party(ies)	Preamble
Closing Merger Consideration	1.8(a)	Permitted Debt	4.7(c)
Closing Press Release	5.14(b)	PIPE Investment	5.21
Company	Preamble	PIPE Investor	5.21
Company Benefit Plan	4.20(a)	Post-Closing Purchaser Board	5.17(a)
		Promissory Note	5.3(d)
Company Bridge Loan	5.2(b)	Proxy Statement	5.12(a)
Company Disclosure Schedules	Article IV	Public Certifications	3.6(a)
Company Financials	4.7(a)	Public Stockholders	9.1
Company IP	4.14(d)	Purchaser	Preamble
Company IP Licenses	4.14(a)	Purchaser Bridge Loan	5.3
Company Material Contract	4.13(a)	Purchaser Disclosure Schedules	Article III
Company Permits	4.11	Purchaser Financials	3.6(d)
Company Personal Property Leases	4.17	Purchaser Material Contract	3.13(a)
Company Real Property Leases	4.16	Purchaser Representative	Preamble
Company Registered IP	4.14(a)	Purchaser Stockholder Approval Matters	5.12(a)
Company Representative	Preamble	Purchaser Special Meeting	5.12(a)
Company Representative Documents	10.15(a)	Purchaser Support Agreement	Recitals

Company Special Meeting	5.13	Redemption	5.12(a)
Controlled Person	Article XI	Registration Statement	5.12(a)
Conversion	1.13	Related Person	4.22
Cryptocurrency Software	4.31(e)	Released Claims	9.1
Earnout Statement	1.12(a)	Representative Party	1.12(a)
Earnout Year	1.12(a)	Required Company Stockholder Approval	7.1(b)
Earnout Recipients	1.10	Required Purchaser Stockholder Approval	7.1(a)
Effective Time	1.2	RSU Incentive Plan	5.20
Enforceability Exceptions	3.2	SEC Reports	3.6(a)
Environmental Permits	4.21(a)	Second Merger	Recitals
		Section 409A Plan	4.20(j)
Exchange Agent	1.17(a)	Second Certificate of Merger	1.2
Expenses	8.3	Security Breach	4.26(c)
Extension	5.3(a)	Signing Date	Preamble
Federal Securities Laws	5.7	Signing Filing	5.14(b)
First Certificate of Merger	1.2	Signing Press Release	5.14(b)
First Merger	Recitals	Stockholder Closing Merger Consideration	1.8(a)
Incentive Plan	5.12(a)	Stockholder Earnout Recipients	1.8(a)
Independent Expert	1.12(a)	Surviving Corporation	1.1
		Transmittal Documents	1.17(b)
		Voting Agreements	Recitals
		WARN-Type Event	4.19(f)

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

OceanTech Acquisitions I Corp.

By:	/s/ Joseph Adir
Name: Joseph Adir
Title: Chief Executive Officer

The Purchaser Representative:

OceanTech Acquisitions I Sponsors LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Joseph Adir
Name: Joseph Adir
Title: Member

Merger Sub 1:

OceanTech Merger Sub, Inc.

By:	/s/ Joseph Adir
Name: Joseph Adir
Title: President

Merger Sub 2:

OceanTech Merger Sub 2, LLC

By:	/s/ Joseph Adir
Name: Joseph Adir
Title: Member

The Company:

Majic Wheels Corp.

By:	/s/ Jeffrey H. Coats
Name: Jeffrey H. Coats
Title: Executive Chairman

[Signature page to Merger Agreement]

The Company Representative:

Jeffrey H. Coats, solely in the capacity as the Company Representative hereunder

/s/ Jeffrey H. Coats
Jeffrey H. Coats

[Signature page to Merger Agreement]